As filed with the Securities and Exchange Commission on December 17, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Tower Corporation

(Exact name of registrant as specified in its charter)

Delaware	4899	65-0723837
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James D. Taiclet, Jr.

Chairman, President and Chief Executive Officer

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William H. Hess, Esq. Executive Vice President and General Counsel American Tower Corporation 116 Huntington Avenue Boston, Massachusetts 02116 Tel: (617) 375-7500 Fax: (617) 375-7575	Matthew J. Gardella, Esq. Palmer & Dodge LLP 111 Huntington Avenue Boston, Massachusetts 02199-7613 Tel: (617) 239-0100 Fax: (617) 227-4420

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
7.125% Senior Notes due 2012	$500,000,000	100%	$500,000,000	$58,850

(1)	Calculated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 17, 2004

PROSPECTUS

$500,000,000

7.125% Senior Notes due 2012

We are offering to exchange 7.125% senior notes due 2012 that we have registered under the Securities Act of 1933 for all outstanding 7.125% senior notes due 2012. We refer to these registered notes as the new notes and all outstanding 7.125% senior notes due 2012 as the old notes.

The Exchange Offer

•	We will exchange an equal principal amount of new notes that are freely tradeable for all old notes that are validly tendered and not validly withdrawn.

•	You may withdraw tenders of outstanding old notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is subject to the satisfaction of limited, customary conditions.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended.

•	The exchange of old notes for new notes in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The New Notes

•	We are offering the new notes in order to satisfy our obligations under the registration rights agreement entered into in connection with the private placement of the old notes.

•	The terms of the new notes to be issued in the exchange offer are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and have no transfer restrictions, rights to additional interest or registration rights except in limited circumstances.

•	We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system.

See “ Risk Factors” beginning on page 11 to read about factors you should consider in connection with the exchange offer.

If you are a broker-dealer that receives new notes for your own account as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of new notes. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the date of expiration of this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information contained or incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. Neither the delivery of this prospectus nor any sale under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, that the information contained in this prospectus is correct as of any time subsequent to its date, or that any information incorporated by reference in this prospectus is correct as of any time subsequent to its date. We are not making an offer to sell the new notes in any jurisdiction where the offer or sale is not permitted.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed this prospectus with the SEC as part of a registration statement on Form S-4 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.

American Tower Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Please note that the SEC’s website is included in this prospectus as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20459. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

INCORPORATION OF DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus certain information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that is subsequently filed with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which have been filed with the SEC, and any future filings American Tower Corporation may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of filing of the initial registration statement relating to this exchange offer until all the notes offered by this prospectus have been exchanged and all conditions to the consummation of those exchanges have been satisfied, provided, however, unless we indicate otherwise, we are not incorporating any information furnished under Item 7.01 (formerly Item 9) or Item 2.02 (formerly Item 12) of any Current Report on Form 8-K:

•	Our Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 12, 2004;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 filed with the SEC on May 10, 2004, August 9, 2004 and November 9, 2004, respectively; and

•	Our Current Reports on Form 8-K filed with the SEC on January 20, 2004, January 27, 2004, February 18, 2004, February 23, 2004, April 27, 2004, May 25, 2004, August 2, 2004, August 17, 2004, September 30, 2004, October 5, 2004, October 22, 2004, October 28, 2004, November 17, 2004, December 1, 2004 and December 6, 2004.

You may request a copy of these filings at no cost, by writing or calling us at the following address: 116 Huntington Avenue, Boston, Massachusetts 02116, Tel: (617) 375-7500, Attention: Investor Relations.

If you would like to request any documents, you should do so by no later than                     , 2005 in order to receive them before the expiration of the exchange offer.

The information relating to us contained in this prospectus and any prospectus supplement does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus or any prospectus supplement. Any statements made

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in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements about future events and expectations, or forward-looking statements, in this prospectus and in the documents incorporated by reference into this prospectus. We have based these forward-looking statements on our current expectations and projections about future results. When we use words such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects,” “targets,” “projects” and similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include statements we make regarding future prospects of growth in the wireless communications and broadcast infrastructure markets, the level of future expenditures by companies in those markets and other trends in those markets, our planned dispositions of non-core assets, our ability to maintain or increase our market share, our future operating results, our future capital expenditure levels and our plans to fund our future liquidity needs. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. These assumptions could prove inaccurate.

You should keep in mind that any forward-looking statement made by us in this prospectus and the documents incorporated by reference into this prospectus speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors may cause actual results to differ materially from those indicated by our forward-looking statements, including those factors set forth in this prospectus under the heading “Risk Factors.” We have no duty to, and we do not intend to, update or revise forward-looking statements made by us in this prospectus and the documents incorporated by reference into this prospectus, except as required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any forward-looking statements made by us in this prospectus and the documents incorporated by reference into this prospectus or elsewhere might not occur.

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SUMMARY

This summary highlights selected information about us. This summary may not contain all of the information that you should consider before deciding whether to participate in the exchange offer. The following information is qualified in its entirety by reference to the more detailed information and financial statements, including notes thereto appearing elsewhere or incorporated by reference herein. You should read this entire prospectus carefully, including “Risk Factors” and the documents that we have filed with the SEC and incorporated by reference into this prospectus. Unless the context otherwise requires, references to “we,” “us,” “our” and “American Tower” are to American Tower Corporation and its consolidated subsidiaries, unless it is clear from the context that we mean only American Tower Corporation. We sometimes refer to American Towers, Inc., our wholly owned principal operating subsidiary, as ATI.

American Tower

Overview

We are a leading wireless and broadcast communications infrastructure company with a portfolio of approximately 15,000 towers. Our primary business is leasing antenna space on multi-tenant communications towers to wireless service providers and radio and television broadcast companies. We operate the largest independent portfolio of wireless communications and broadcast towers in North America, based on number of towers and revenue.

Our tower portfolio provides us with a recurring base of leasing revenues from our existing customers and growth potential due to the capacity to add more tenants and equipment to these towers. Our broad network of towers enables us to address the needs of wireless service providers on a national basis. We also offer select tower related services, such as antennae and line installation and site acquisition and zoning services, which are strategic to our core leasing business. We intend to capitalize on the continuing increase in the use of wireless communication services by actively marketing space available for leasing on our existing towers and selectively developing or acquiring new towers that meet our return on investment criteria.

Our core leasing business, which we also refer to as our rental and management segment, accounted for approximately 98.4% and 96.6% of our segment operating profit for the years ended December 31, 2003 and December 31, 2002, respectively. In 2004, we expect that our rental and management segment will contribute approximately 98% of our segment operating profit, which we define as segment revenue less direct segment expense (rental and management segment operating profit includes interest income, TV Azteca, net).

An element of our strategy is to continue to focus our operations on our rental and management segment by divesting non-core assets and businesses, using the proceeds to purchase high quality tower assets, and reducing outstanding indebtedness. Between January 1, 2003 and September 30, 2004, we received approximately $134.3 million of proceeds from the sale of non-core assets and have or will use the net proceeds to acquire new tower assets and to repay outstanding indebtedness.

The sales proceeds described above include proceeds from the disposition of certain non-core services businesses, including Flash Technologies, Galaxy Engineering and Kline Iron & Steel (“Kline”). With the divestiture of Kline in March 2004, we have substantially completed the transformation of our business to a focused tower leasing business with only limited services activities that directly support our rental and management operations and the addition of new tenants on our towers.

We believe that our strategy of focusing operations on our rental and management segment will make our consolidated operating cash flows more stable, provide us with continuing growth and enhance our returns on invested capital because of the following characteristics of our core leasing business:

•	Long-term tenant leases with contractual escalators. In general, a lease with a wireless carrier has a duration of five to ten years and lease payments typically increase 3% to 5% per year.

•	Tower operating expenses are largely fixed. Incremental operating costs associated with adding wireless tenants to a tower are low.

•	Low maintenance capital expenditures. On average, a wireless tower requires minimal annual capital investments to maintain.

•	High lease renewal rates. Wireless carriers tend to renew leases because repositioning a site in a carrier’s network is expensive and often affects several other sites in the wireless network.

Strategy

Our strategy is to capitalize on the continued increase in the use of wireless communication services and the infrastructure requirements necessary to deploy current and future generations of wireless communication technologies. Between December 2001 and December 2003, the number of wireless phone subscribers in the United States increased from 128.4 million to 158.7 million, representing an increase of approximately 24%. From December 2001 through December 2003, the number of cell sites (i.e., the number of antennae and related equipment in commercial operation, not the number of towers on which that equipment is located) also increased from approximately 127,500 to approximately 163,000. With respect to Mexico, the number of wireless phone subscribers increased from approximately 21.5 million at the end of 2001, to approximately 30.4 million at the end of 2003, representing an increase of approximately 41% and market penetration of approximately 30% at December 31, 2003.

We expect that the continued growth of subscribers for wireless personal communications and phone services will require wireless carriers to add a significant number of additional cell sites to maintain the performance of their networks in the areas they currently cover and to extend service to areas where coverage does not yet exist. In addition, we believe that as data wireless services, such as email, internet access and video, are deployed on a widespread basis, the deployment of these technologies will require wireless carriers to further increase the cell density of their existing networks, may require an overlay of new technology equipment, and may increase the demand for geographic expansion of their network coverage. To meet this demand, we believe wireless carriers will continue to outsource their tower infrastructure needs as a means of improving existing service coverage, implementing new technology, accelerating access to their markets and preserving capital, rather than constructing and operating their own towers and maintaining their own tower service and development capabilities.

We believe that our existing portfolio of towers, our tower related services and network development capabilities and our management team position us to benefit from these communication trends and to play an increasing role in addressing the needs of wireless service providers and broadcasters. The key elements of our strategy include:

•	Maximize Use of Our Tower Capacity. We believe that our highest returns will be achieved by leasing additional space on our existing towers. Annual rental and management revenue and segment operating profit growth during 2003 was approximately 14% and 24%, respectively. We anticipate that our revenues and segment operating profit will continue to grow because many of our towers are attractively located for wireless service providers and have capacity available for additional antenna space rental that we can offer to customers at low incremental costs to us. Because the costs of operating a tower are largely fixed, increasing utilization significantly improves operating margins. We will continue to target our sales and marketing activities to increase utilization of, and investment return on, our existing towers.

•

Actively Manage Our Tower Portfolio. We are actively managing our portfolio of towers by selling non-core towers and reinvesting a portion of the proceeds in high quality tower assets. In 2003, we sold over 300 non-core towers and redeployed a portion of the proceeds from these sales to the acquisition of 525 towers from NII Holdings in Mexico and Brazil. We also plan to pursue exchanges and sales of towers or tower clusters with tower operators and other entities. Our goal is to enhance operating efficiencies either by acquiring towers in regions where we have insufficient coverage or by disposing or exchanging towers in areas where we do not have operating economies of scale. If we are successful in disposing of certain tower assets, we may reinvest a portion of the proceeds received in tower assets that are expected to provide a greater return.

•	Employ Selective Criteria for New Tower Construction and Acquisitions. While our first priority is leasing capacity on our existing towers, we continue to construct and acquire new towers when our strict initial and long-term return on investment criteria can be met. These criteria include securing leases from customers in advance of construction, ensuring reasonable estimated construction costs and obtaining the land on which to build the tower, whether by purchase or ground lease, on reasonable terms.

•	Continue Our Focus on Customer Service and Processes. Because speed to market and reliable network performance are critical components to the success of wireless service providers, our ability to assist our customers in meeting their goals will ultimately define our success. To that end, we intend to continue to focus on customer service by, for example, reducing cycle time for key functions, such as lease processing and antennae and line installations. Accordingly, we have established a team dedicated to exploring and leveraging customer-driven process improvement capabilities. This establishes another connection point with our customers, sharing operational processes and outcomes, and provides us valuable input and relationship enhancing opportunities. We believe that this effort should enable us to improve revenue generation through improved speed, accuracy and quality.

•	Build On Our Strong Relationships with Major Wireless Carriers. Our understanding of the network needs of our wireless carrier customers and our ability to convey effectively how we can satisfy those needs are key to our efforts to add new antennae leases, cross-sell our services and identify desirable new tower development projects. We are building on our strong relationships with our customers to gain more familiarity with their evolving network plans so we can identify opportunities where our nationwide portfolio of towers, extensive service offerings and experienced construction personnel can be used to satisfy their needs. We believe that we are well positioned to be a preferred partner to major wireless carriers in leasing tower space and new tower development projects because of the location of our towers, our proven operating and construction experience and the national scope of our tower portfolio and services.

•	Participation in Industry Consolidation. We believe there are benefits to consolidation among tower companies. More extensive networks will be better positioned to provide more comprehensive service to customers and to support the infrastructure requirements of future generations of wireless communication technologies. Combining with one or more other tower companies also should result in improvements in cost structure efficiencies, with a corresponding positive impact on operating results. These benefits should, in turn, enhance access to capital and accelerate the de-levering process. Accordingly, we continue to be interested in participating in the consolidation of our industry on terms that are consistent with these perceived benefits and that create long-term value for our stockholders.

Our principal executive offices are located at 116 Huntington Avenue, Boston, Massachusetts 02116, and our telephone number is (617) 375-7500. Our website address is www.americantower.com. We have not incorporated by reference into this prospectus the information included on, or linked from, our website, and you should not consider it to be a part of this prospectus.

The Exchange Offer

All capitalized terms used, but not defined, in this section shall have the respective meanings set forth under “Description of the Notes” beginning on page 30 of this prospectus.

Summary of Terms of the Exchange Offer

Background

We sold $300.0 million principal amount of old notes on October 5, 2004 and $200.0 million principal amount of old notes on December 6, 2004, in each instance in an unregistered private placement to a group of investment banks as initial purchasers. In connection with each of these private placements, we entered into a registration rights agreement in which we agreed to deliver this prospectus to you and to make an exchange offer for the old notes.

The Exchange Offer

We are offering to exchange up to $500.0 million aggregate principal amount of our new notes, which have been registered under the Securities Act, for up to $500.0 million aggregate principal amount of our old notes. You may tender old notes only in integral multiples of $1,000 principal amount.

Resale of New Notes

Based on interpretive letters of the SEC staff to third parties, we believe that you may resell and transfer the new notes issued pursuant to the exchange offer in exchange for old notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring the new notes in the ordinary course of your business,

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes, and

•	you are not our affiliate as defined under Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes. See “Plan of Distribution” on page 80 of this prospectus.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the new notes and provide us with a signed acknowledgement of this obligation.

Consequences If You Do Not Exchange Your Old Notes

Old notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the old notes unless:

•	an exemption from the requirements of the Securities Act is available to you,

•	we register the resale of old notes under the Securities Act, or

•	the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.

After the completion of the exchange offer, we will no longer have an obligation to register the old notes, except in limited circumstances.

Expiration Date	5:00 p.m., New York City time, on , 2005, unless we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to limited, customary conditions, which we may waive.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must deliver to the exchange agent, before the expiration of the exchange offer:

•	either a completed and signed letter of transmittal or, for old notes tendered electronically, an agent’s message from The Depository Trust Company (which we refer to as DTC), Euroclear or Clearstream stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer,

•	your old notes, either by tendering them in physical form or by timely confirmation of book-entry transfer through DTC, Euroclear or Clearstream, and

•	all other documents required by the letter of transmittal.

If you hold old notes through DTC, Euroclear or Clearstream, you must comply with their standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

By signing, or by agreeing to be bound by, the letter of transmittal, you will be representing to us that:

•	you will be acquiring the new notes in the ordinary course of your business,

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes, and

•	you are not our affiliate as defined under Rule 405 of the Securities Act.

See “The Exchange Offer—Procedures for Tendering” on page 22 of this prospectus.

Guaranteed Delivery Procedures for Tendering Old Notes

If you cannot meet the expiration deadline or you cannot deliver your old notes, the letter of transmittal or any other documentation to comply with the applicable procedures under DTC, Euroclear or Clearstream standard operating procedures for electronic tenders in a timely fashion, you may tender your notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures” on page 27 of this prospectus.

Special Procedures for Beneficial Holder

If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have the old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights	You may withdraw your tender of old notes at any time before the exchange offer expires.

Tax Consequences

The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences” on page 75 of this prospectus.

Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of the new notes.

Exchange Agent

The Bank of New York is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under “Exchange Agent” on page 82 of this prospectus.

Summary Description of the New Notes

The form and terms of the new notes are the same as the form and terms of the old notes, except that:

•	the new notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer, and

•	specified rights under the registration rights agreement, including the provisions providing for registration rights and the payment of additional interest in specified circumstances, will be limited or eliminated.

The new notes will evidence the same debt as the old notes and will rank equally with the old notes. The same indenture will govern both the old notes and the new notes. We refer to the old notes and the new notes together as the “notes.”

Issuer	American Tower Corporation, a Delaware corporation.

New Notes Offered	$500.0 million aggregate principal amount of 7.125% Senior Notes due 2012.

Maturity Date	October 15, 2012.

Interest Payments	7.125% per annum, payable on April 15 and October 15 of each year, beginning April 15, 2005.

Ranking

The notes are our general, unsecured obligations and will rank equally in right of payment with all of our other senior unsecured debt obligations. As of September 30, 2004, after giving effect to the “as adjusted” transactions described under “Capitalization” on page 20 of this prospectus, we would have had approximately $1.7 billion senior unsecured indebtedness outstanding.

Our subsidiaries will not guarantee the notes. The notes will be structurally subordinated to all existing and future indebtedness of our subsidiaries, including all outstanding indebtedness under the credit facility and the senior subordinated notes issued by ATI. Indebtedness under the credit facility is secured by the assets of our subsidiaries and is also guaranteed by us and secured by our assets. We also guarantee ATI’s outstanding senior subordinated notes. As of September 30, 2004, after giving effect to the “as adjusted” transactions described under “Capitalization” on page 20 of this prospectus, the following amounts of subsidiary debt would have been outstanding: $699.0 million under the credit facility; $336.9 million accreted value of ATI 12.25% senior subordinated discount notes ($312.3 million, net of the allocated fair value of warrants of $24.6 million); $400.0 million of ATI 7.25% senior subordinated notes and $61.6 million of other long-term subsidiary debt. In addition, we had $400.0 million in undrawn revolving loan commitments under the credit facility, against which approximately $26.7 million of undrawn letters of credit were outstanding.

Optional Redemption	We may redeem the notes at our option prior to maturity as follows:

•	Prior to October 15, 2007, we may redeem up to 35% of the original principal amount of the notes at a price equal to 107.125% of the principal amount of the notes plus accrued and unpaid interest thereon and additional interest, if any, with the net cash proceeds of certain public equity offerings within 60 days after the closing of any such offering.

•	Prior to October 15, 2008, we may redeem the notes, in whole or in part, at 100% of the principal amount plus an applicable premium.

•	On or after October 15, 2008, we may redeem the notes, in whole or in part, in cash at the redemption prices described in this prospectus.

Change of Control Offer

If we undergo a change of control, we may be required to make an offer to purchase each holder’s notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, up to but not including the repurchase date.

Certain Covenants	The provisions of the indenture governing the notes will, among other things, limit our ability to:

•	incur more debt, guarantee indebtedness and issue preferred stock;

•	create liens;

•	pay dividends or make distributions or other restricted payments;

•	make certain investments;

•	merge, consolidate or sell assets;

•	enter into transactions with affiliates; and

•	enter into sale-leaseback transactions.

These covenants are subject to a number of important exceptions. If the notes receive and maintain investment grade ratings, we will not be required to comply with most of the covenants contained in the indenture. See “Description of the Notes—Certain Covenants—Covenant Suspension” on page 35 of this prospectus.

Risk Factors

See “Risk Factors” immediately following this summary for a discussion of risks relating to your participation in the exchange offer.

AMERICAN TOWER CORPORATION

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data is derived from our September 30, 2004 unaudited condensed consolidated financial statements as filed in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2004 and our audited consolidated financial statements, certain of which are included in our Annual Report on Form 10-K for the year ended December 31, 2003. In management’s opinion, the unaudited information described above includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results for the nine months ended September 30, 2004 are not necessarily indicative of results for the full year.

You should read the selected historical consolidated financial data in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes, which are incorporated by reference in this prospectus. Year-to-year comparisons are significantly affected by our acquisitions, dispositions and construction of towers.

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(In thousands, except per share data)
Statements of Operations Data:

Revenues:
Rental and management	$131,245	$269,282	$431,051	$544,906	$619,697	$456,571	$507,109
Network development services	67,039	158,201	223,926	130,176	95,447	67,052	71,230

Total operating revenues	198,284	427,483	654,977	675,082	715,144	523,623	578,339

Operating expenses:
Rental and management	60,915	135,891	209,923	226,786	222,724	165,659	168,186
Network development services	55,217	140,758	199,568	118,591	88,943	62,486	68,213
Depreciation, amortization and accretion(1)	116,242	236,334	334,917	312,866	313,465	236,965	237,754
Corporate general, administrative and development expense	10,542	29,378	34,310	30,229	26,867	20,106	20,391
Impairments, net loss on sale of long-lived assets and restructuring expense			79,496	101,372	31,656	19,344	18,102

Total operating expenses	242,916	542,361	858,214	789,844	683,655	504,560	512,646

Operating (loss) income from continuing operations	(44,632)	(114,878)	(203,237)	(114,762)	31,489	19,063	65,693
Interest income, TV Azteca, net	1,856	12,679	14,377	13,938	14,222	10,553	10,776
Interest income	17,850	15,948	28,372	3,496	5,255	4,033	3,402
Interest expense	(27,274)	(151,702)	(267,199)	(254,446)	(279,875)	(211,849)	(202,870)
Loss on retirement of long-term obligations		(24,198)	(26,336)	(8,869)	(46,197)	(41,068)	(87,392)
Income (loss) from investments and other expense	74	(2,465)	(38,795)	(25,559)	(29,819)	(27,050)	(3,886)
Minority interest in net earnings of subsidiaries	(142)	(202)	(318)	(2,118)	(3,703)	(2,270)	(2,184)

Loss from continuing operations before income taxes	(52,268)	(264,818)	(493,136)	(388,320)	(308,628)	(248,588)	(216,461)
Income tax benefit	4,479	72,795	102,032	67,783	66,137	50,453	56,720

Loss from continuing operations before cumulative effect of change in accounting principle	$(47,789)	$(192,023)	$(391,104)	$(320,537)	$(242,491)	$(198,135)	$(159,741)

Basic and diluted loss per common share from continuing operations before cumulative effect of change in accounting principle(2)	$(0.32)	$(1.14)	$(2.04)	$(1.64)	$(1.17)	$(0.97)	$(0.72)

Weighted average common shares outstanding(2)	149,749	168,715	191,586	195,454	208,098	204,201	222,948

AMERICAN TOWER CORPORATION

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(In thousands)
Other Data:
Capital expenditures	$272,670	$541,347	$568,158	$180,497	$61,608	$45,934	$28,612
Cash provided by (used for) operating activities	71,192	(37,174)	26,070	105,149	156,386	80,025	149,163
Cash used for investing activities	(1,112,277)	(1,999,214)	(1,445,303)	(115,257)	(56,010)	(57,676)	(36,578)
Cash provided by (used for) financing activities	880,122	2,093,214	1,373,153	101,442	(122,203)	(83,510)	(91,217)
Ratio of earnings to fixed charges(3)	—	—	—	—	—	—	—
Towers operated at end of period	5,100	11,000	14,500	14,600	14,800	15,000	14,700

	As of December 31,					As of September 30, 2004
	1999	2000	2001	2002	2003
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents (including restricted cash and investments)(4)	$25,212	$128,074	$130,029	$127,292	$275,501	$126,833
Property and equipment, net	1,092,346	2,296,670	3,287,573	2,694,999	2,546,525	2,391,203
Total assets	3,018,866	5,660,679	6,829,723	5,662,203	5,332,488	5,068,434
Long-term obligations, including current portion	740,822	2,468,223	3,561,960	3,448,514	3,361,225	3,218,357
Net debt(5)	715,610	2,340,149	3,431,931	3,321,222	3,085,724	3,091,524
Total stockholders’ equity	2,145,083	2,877,030	2,869,196	1,740,323	1,711,547	1,622,028

(1)	As of January 1, 2002, we adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” (SFAS No. 142). Accordingly, we ceased amortizing goodwill on January 1, 2002. The statements of operations for all periods presented, except for the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2003 and 2004, include goodwill amortization. The adoption of SFAS No. 142 reduced amortization expense in continuing operations by approximately $67.6 million per year for the years ended December 31, 2002 and 2003.
(2)	We computed basic and diluted loss per common share from continuing operations before cumulative effect of change in accounting principle using the weighted average number of shares outstanding during each period presented. We have excluded shares issuable upon exercise of options and other common stock equivalents from these computations, as their effect is anti-dilutive.
(3)	For purposes of calculating this ratio, “earnings” consists of loss from continuing operations before income taxes, fixed charges (excluding interest capitalized), minority interest in net earnings of subsidiaries, losses from equity investments and amortization of interest capitalized. “Fixed charges” consist of interest expensed and capitalized, amortization of debt discount and related issuance costs and the component of rental expense associated with operating leases believed by management to be representative of the interest factor thereon. We had a deficiency in earnings to fixed charges in each period as follows (in thousands): 1999—$55,299; 2000—$272,783; 2001—$497,488; 2002—$380,745; 2003—$301,202; and the nine months ended September 30, 2003 and 2004—$244,488 and $210,701, respectively.
(4)	Includes, as of December 31, 2000 and 2001, approximately $46.0 million and $94.1 million, respectively, of restricted funds required under the previous credit facility to be held in escrow through August 2002 to fund scheduled interest payments on our outstanding senior and convertible notes. Includes, as of December 31, 2003, approximately $170.0 million of restricted funds to be held in escrow to pay, repurchase, redeem or retire certain of our outstanding debt. No escrows are required under the terms of the credit facility.
(5)	Net debt represents long-term debt, including current portion, less cash and cash equivalents (including restricted cash and investments).

RISK FACTORS

You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference into this prospectus, in evaluating us, our business and your participation in the exchange offer. Any of the following risks as well as other risks and uncertainties could seriously harm our business and financial results and cause the value of the notes to decline, which in turn could cause you to lose all or part of your investment.

Risks Related to the Exchange Offer

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

Old notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any old notes could be adversely affected.

Risks Related to the Notes

Substantial leverage and debt service obligations may adversely affect us.

We have a substantial amount of indebtedness. As of September 30, 2004, after giving effect to the “as adjusted” transactions described under “Capitalization,” we would have had approximately $3.2 billion of consolidated debt. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on, or other amounts due with respect to our indebtedness. Approximately 22% of our outstanding indebtedness bears interest at floating rates. As a result, our interest payment obligations on such indebtedness will increase if interest rates increase. In addition, we are permitted under certain of our senior note indentures and the indenture for the notes offered hereby to enter into swap agreements or similar transactions that increase our floating rate obligations. Consequently, changes in interest rates could increase our interest payment obligations on our floating rate indebtedness or our payment obligations under any such swap agreements or similar transactions. Subject to certain restrictions under our existing indebtedness, we may also obtain additional long-term debt and working capital lines of credit to meet future financing needs. This would have the effect of increasing our total leverage.

Our substantial leverage could have significant negative consequences on our financial condition and results of operations, including:

•	impairing our ability to meet one or more of the financial ratios contained in our debt agreements or to generate cash sufficient to pay interest or principal, including periodic principal amortization payments, which events could result in an acceleration of some or all of our outstanding debt as a result of cross-default provisions;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional debt or equity financing;

•	requiring the dedication of a substantial portion of our cash flow from operations to service our debt, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures;

•	requiring us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet payment obligations;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete; and

•	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

Our holding company structure results in structural subordination of the notes and may affect our ability to make payments on the notes.

The notes are obligations exclusively of our company and not of our subsidiaries. However, all of our operations are conducted through our subsidiaries. Our cash flow and our ability to service our debt, including the notes, is dependent upon distributions of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other considerations. Payments to us by our subsidiaries are contingent upon our subsidiaries’ earnings and cash flows. In addition, the credit facility and the indentures for the ATI 12.25% senior subordinated discount notes and the ATI 7.25% senior subordinated notes impose substantial contractual limitations on the payment of dividends, distributions, loans or other amounts to us. Moreover, our subsidiaries may incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us.

The notes are structurally subordinated to all existing and future indebtedness and other obligations issued by our subsidiaries, including the ATI 12.25% senior subordinated discount notes, the ATI 7.25% senior subordinated notes and borrowings under the credit facility. As of September 30, 2004, after giving effect to the “as adjusted” transactions described under “Capitalization,” the following amounts of subsidiary debt would have been outstanding: $699.0 million under the credit facility, $336.9 million accreted value of ATI 12.25% senior subordinated discount notes ($312.3 million, net of the allocated fair value of warrants of $24.6 million), $400.0 million of ATI 7.25% senior subordinated notes and $61.6 million of other long-term subsidiary debt. In addition, we had $400.0 million in undrawn revolving loan commitments under the credit facility, against which approximately $26.7 million of undrawn letters of credit were outstanding. In the event of our insolvency, liquidation or reorganization, or should any of the indebtedness under the credit facility, the ATI 12.25% senior subordinated discount notes or the ATI 7.25% senior subordinated notes be accelerated because of a default, the holders of those debt obligations would have a prior claim to the proceeds from any liquidation of or distribution from our subsidiaries.

The notes effectively rank junior to any of our secured indebtedness.

The notes are our general unsecured obligations. The notes effectively rank junior to any of our secured indebtedness, including our guaranty of borrowings under the credit facility, to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure indebtedness will be available to pay obligations on the notes only after all such secured indebtedness has been repaid in full from such assets. As a result, there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

There may be no public market for the new notes, which may significantly impair the liquidity of the new notes.

Prior to the exchange and issuance of the new notes, there has been no public market for the new notes and we cannot assure you as to:

•	the liquidity of any market that may develop;

•	your ability to sell your new notes; or

•	the price at which you would be able to sell your new notes.

If a market were to exist for the new notes, the new notes could trade at prices that may be lower than the principal amount or your purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. We do not presently intend to apply for listing of the new notes on any securities exchange.

The initial purchasers in each of the private placements of the old notes have advised us that they presently intend to make a market in the new notes. The initial purchasers are not obligated, however, to make a market in the new notes, and may discontinue any such market-making at any time at their sole discretion. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934. Accordingly, we cannot assure you as to the development or liquidity of any market for the new notes.

We may be unable to repay the notes when due or repurchase the notes when we are required to do so.

At final maturity of the notes or in the event of acceleration of the notes following an event of default, the entire outstanding principal amount of the notes will become due and payable. Upon the occurrence of a change of control (as described herein), we will be required to offer to repurchase in cash all outstanding notes at a redemption price equal to 101% of the principal amount of the notes plus accrued and unpaid interest up to, but not including, the repurchase date. The indentures for our other outstanding indebtedness also provide for repurchase rights upon a change in control and, in some cases, other fundamental changes under different terms. As a result, holders of our other indebtedness may have the ability to require us to repurchase their debt securities before the holders of the notes offered hereby would have such repurchase rights. It is possible that we will not have sufficient funds at maturity, upon acceleration or at the time of the fundamental change to make the required repurchase of notes and other indebtedness.

In addition, a change of control (as described herein) and certain other change of control events would constitute an event of default under the credit facility. The credit facility and the indentures governing the ATI 12.25% senior subordinated discount notes and the ATI 7.25% senior subordinated notes contain certain restrictions on our ability to repay or repurchase any of the notes using cash from our subsidiaries, including, in the case of the credit facility, a prohibition on such repayment or repurchase using cash of our subsidiaries in the case of a default or event of default thereunder. As a result, we may not be able to make any of the required payments on, or repurchases of, the notes described in the prior paragraph without obtaining the consent of the lenders under the credit facility with respect to such payment or repurchase. If we were unable to make the required payments or repurchases of the notes, it would constitute an event of default under the notes offered hereby and, as a result, under the credit facility and other outstanding indebtedness.

Risks Related to Our Business

Decrease in demand for tower space would materially and adversely affect our operating results and we cannot control that demand.

Many of the factors affecting the demand for wireless communications tower space, and to a lesser extent our network development services business, could materially affect our operating results. Those factors include:

•	consumer demand for wireless services;

•	the financial condition of wireless service providers;

•	the ability and willingness of wireless service providers to maintain or increase their capital expenditures;

•	the growth rate of wireless communications or of a particular wireless segment;

•	governmental licensing of broadcast rights;

•	mergers or consolidations among wireless service providers;

•	increased use of network sharing arrangements or roaming and resale arrangements by wireless service providers;

•	delays or changes in the deployment of 3G or other technologies;

•	zoning, environmental, health and other government regulations; and

•	technological changes.

The demand for broadcast antenna space is dependent, to a significantly lesser extent, on the needs of television and radio broadcasters. Among other things, technological advances, including the development of satellite-delivered radio, may reduce the need for tower-based broadcast transmission. We could also be affected adversely should the development of digital television be further delayed or impaired, or if demand for it were less than anticipated because of delays, disappointing technical performance or cost to the consumer.

Restrictive covenants in the credit facility and indentures could adversely affect our business by limiting flexibility.

The credit facility and the indentures governing the terms of our other debt securities contain restrictive covenants and, in the case of the credit facility, requirements that we comply with certain leverage and other financial tests. These limit our ability to take various actions, including incurring additional debt, guaranteeing indebtedness, issuing preferred stock, engaging in various types of transactions, including mergers and sales of assets, and paying dividends and making distributions or other restricted payments, including investments. These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, new tower development, merger and acquisition or other opportunities.

Our participation or inability to participate in tower industry consolidation could involve certain risks.

We believe there are benefits to consolidation among tower companies, and have in the past and may in the future explore merger or acquisition transactions with one or more other companies in our industry. Any merger or acquisition transaction would involve several risks to our business, including demands on managerial personnel that could divert their attention from other aspects of our core leasing business, increased operating risks due to the integration of major national networks into our operational system, and potential antitrust constraints, either in local markets or on a regional basis, that could require selective divestitures at unfavorable prices. Any completed transaction may have an adverse effect on our operating results, particularly in the fiscal quarters immediately following its completion while we integrate the operations of the other business. In addition, once integrated, combined operations may not necessarily achieve the levels of revenues, profitability or productivity anticipated. There also may be limitations on our ability to consummate a merger or acquisition transaction. For example, any transaction would have to comply with the terms of the credit facility and the indentures for our other indebtedness, or may require the consent of lenders under those instruments that might not be obtainable on acceptable terms. In addition, regulatory constraints might impede or prevent business combinations. Our inability to consummate a merger or acquisition for these or other reasons could result in our failure to participate in the expected benefits of industry consolidation and may have an adverse effect on our ability to compete effectively.

If our wireless service provider customers consolidate or merge with each other to a significant degree, our growth, revenue and ability to generate positive cash flows could be adversely affected.

Significant consolidation among our wireless service provider customers, such as the recently completed transaction between Cingular Wireless and AT&T Wireless and the recently announced transaction between Sprint PCS and Nextel, may result in reduced capital expenditures in the aggregate because the existing networks of many wireless carriers overlap, as do their expansion plans. Similar consequences might occur if wireless service providers engage in extensive sharing, roaming or resale arrangements as an alternative to leasing our antennae space. In January 2003, the Federal Communications Commission (FCC) eliminated its spectrum cap, which prohibited wireless carriers from owning more than 45 MHz of spectrum in any given geographical area. The FCC has also eliminated the cross-interest rule for metropolitan areas, which limited an entity’s ability to own interests in multiple cellular licenses in an overlapping geographical service area. Also, in May 2003, the FCC adopted new rules authorizing wireless radio services holding exclusive licenses to freely lease unused spectrum. Some wireless carriers may be encouraged to consolidate with each other as a result of these regulatory changes as a means to strengthen their financial condition. Consolidation among wireless carriers would also increase our risk that the loss of one or more of our major customers could materially decrease revenues and cash flows.

Due to the long-term expectations of revenue from tenant leases, the tower industry is sensitive to the creditworthiness of its tenants.

Due to the long-term nature of our tenant leases, we, like others in the tower industry, are dependent on the continued financial strength of our tenants. Many wireless service providers operate with substantial leverage. During the past two years, several of our customers have filed for bankruptcy, although to date these bankruptcies have not had a material adverse effect on our business or revenues. If one or more of our major customers experience financial difficulties, it could result in uncollectible accounts receivable and our loss of significant customers and anticipated lease revenues.

Our foreign operations are subject to expropriation risk, governmental regulation, funds inaccessibility and foreign exchange exposure.

Our expansion in Mexico and Brazil, and any other possible foreign operations in the future, could result in adverse financial consequences and operational problems not experienced in the United States. We have loaned $119.8 million (undiscounted) to a Mexican company, own or have the economic rights to over 1,850 towers in Mexico, including approximately 200 broadcast towers (after giving effect to pending transactions) and, subject to certain rejection rights, are contractually committed to construct up to approximately 400 additional towers in that country over the next three years. We also own or have acquired the rights to approximately 440 communications towers in Brazil and are, subject to certain rejection rights, contractually committed to construct up to 350 additional towers in that country over the next three years. The actual number of sites constructed will vary depending on the build out plans of the applicable carrier. We may, if economic and capital market conditions permit, also engage in comparable transactions in other countries in the future. Among the risks of foreign operations are governmental expropriation and regulation, the credit quality of our customers, inability to repatriate earnings or other funds, currency fluctuations, difficulty in recruiting trained personnel, and language and cultural differences, all of which could adversely affect our operations.

A substantial portion of our revenues is derived from a small number of customers.

A substantial portion of our total operating revenues is derived from a small number of customers. Approximately 62.8% of our revenues for the nine months ended September 30, 2004 and approximately 61.5% of our revenues for the year ended December 31, 2003 were derived from nine customers. Our largest domestic customer is Verizon Wireless, which represented approximately 11.6% of our total revenues for the nine months ended September 30, 2004 and approximately 12.3% of our total revenues for the year ended December 31, 2003. If the recently completed transaction between Cingular Wireless and AT&T Wireless had occurred as of January 1, 2003, however, the combined revenues would have represented approximately 14.0% of our total revenues for the nine months ended September 30, 2004 and approximately 13.2% of our total revenues for the year ended December 31, 2003. Our largest international customer is Iusacell Celular, which is an affiliate of TV Azteca. Iusacell Celular accounted for approximately 3.8% and 4.7% of our total revenues for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. TV Azteca also owns a minority interest in Unefon, which is our second largest customer in Mexico and accounted for approximately 2.6% and

2.8% of our total revenues for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. In addition, we received $10.8 million and $14.2 million in interest income, net, from TV Azteca for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. If any of these customers were unwilling or unable to perform their obligations under our agreements with them, our revenues, results of operations, and financial condition could be adversely affected.

In the ordinary course of our business, we also sometimes experience disputes with our customers, generally regarding the interpretation of terms in our agreements. Although historically we have resolved these disputes in a manner that did not have a material adverse effect on our company or our customer relationships, these disputes could lead to a termination of our agreements with customers or a material modification of the terms of those agreements, either of which could have a material adverse effect on our business, results of operations and financial condition. If we are forced to resolve any of these disputes through litigation, our relationship with the applicable customer could be terminated or damaged, which could lead to decreased revenues or increased costs, resulting in a corresponding adverse effect on our operating results.

Status of Iusacell Celular’s financial restructuring exposes us to certain risks and uncertainties.

Iusacell Celular is our largest customer in Mexico and accounted for approximately 3.8% of our total revenues for the nine months ended September 30, 2004 and approximately 4.7% of our total revenues for the year ended December 31, 2003. In addition, in December 2003 we agreed to acquire up to 143 tower sites from Iusacell for up to an aggregate of $31.4 million, and had acquired 110 tower sites for approximately $24.5 million as of September 30, 2004. Iusacell currently is in default under certain of its debt obligations and is involved in litigation with certain of its creditors. If Iusacell files for bankruptcy, or if the creditor litigation has an adverse impact on Iusacell’s overall liquidity, it could interfere with Iusacell’s ability to meet its operating obligations, including rental payments under our leases with them.

New technologies could make our tower antenna leasing services less desirable to potential tenants and result in decreasing revenues.

The development and implementation of new technologies designed to enhance the efficiency of wireless networks could reduce the use and need for tower-based wireless services transmission and reception and have the effect of decreasing demand for antenna space. Examples of such technologies include technologies that enhance spectral capacity, such as lower-rate vocoders, which can increase the capacity at existing sites and reduce the number of additional sites a given carrier needs to serve any given subscriber base. In addition, the emergence of new technologies could reduce the need for tower-based broadcast services transmission and reception. For example, the growth in delivery of video services by direct broadcast satellites could adversely affect demand for our antenna space. The development and implementation of any of these and similar technologies to any significant degree could have an adverse effect on our operations.

We could have liability under environmental laws.

Our operations, like those of other companies engaged in similar businesses, are subject to the requirements of various federal, state and local and foreign environmental and occupational safety and health laws and regulations, including those relating to the management, use, storage, disposal, emission and remediation of, and exposure to, hazardous and non-hazardous substances, materials and wastes. As owner, lessee or operator of approximately 15,000 real estate sites, we may be liable for substantial costs of remediating soil and groundwater contaminated by hazardous materials, without regard to whether we, as the owner, lessee or operator, knew of or were responsible for the contamination. In addition, we cannot assure you that we are at all times in complete compliance with all environmental requirements. We may be subject to potentially significant fines or penalties if we fail to comply with any of these requirements. The current cost of complying with these laws is not material to our financial condition or results of operations. However, the requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future. It is possible that these requirements will change or that liabilities will arise in the future in a manner that could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to government regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do.

We are subject to federal, state, local and foreign regulation of our business, including regulation by the Federal Aviation Administration (FAA), the FCC, the Environmental Protection Agency, the Department of Transportation and the Occupational Safety and Health Administration. Both the FCC and the FAA regulate towers used for wireless communications and radio and television antennae and the FCC separately regulates transmitting devices operating on towers. Similar regulations exist in Mexico, Brazil and other foreign countries regarding wireless communications and the operation of communications towers. Local zoning authorities and community organizations are often opposed to construction in their communities and these regulations can delay, prevent or increase the cost of new tower construction, collocations or site upgrade projects, thereby limiting our ability to respond to customer demand. Existing regulatory policies may adversely affect the timing or cost of new tower construction and locations and additional regulations may be adopted that increase delays or result in additional costs to us or that prevent or restrict new tower construction in certain locations. These factors could adversely affect our operations.

Increasing competition in the tower industry may create pricing pressures that may adversely affect us.

Our industry is highly competitive, and our customers have numerous alternatives for leasing antenna space. Some of our competitors are larger and have greater financial resources than we do, while other competitors are in weak financial condition or may have lower return on investment criteria than we do. Competitive pricing pressures for tenants on towers from these competitors could adversely affect our lease rates and services income.

In addition, if we lose customers due to pricing, we may not be able to find new customers, leading to an accompanying adverse effect on our profitability. Increasing competition could also make the acquisition of high quality tower assets more costly.

Our competition includes:

•	national tower companies;

•	wireless carriers that own towers and lease antenna space to other carriers;

•	site development companies that purchase antenna space on existing towers for wireless carriers and manage new tower construction; and

•	alternative site structures (e.g., building rooftops, billboards and utility poles).

Our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated.

Public perception of possible health risks associated with cellular and other wireless communications media could slow the growth of wireless companies, which could in turn slow our growth. In particular, negative public perception of, and regulations regarding, these perceived health risks could slow the market acceptance of wireless communications services and increase opposition to the development and expansion of tower sites. The potential connection between radio frequency emissions and certain negative health effects has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive.

If a connection between radio frequency emissions and possible negative health effects, including cancer, were established, or if the public perception that such a connection exists were to increase, our operations, costs and revenues would be materially and adversely affected. We do not maintain any significant insurance with respect to these matters.

The bankruptcy proceeding of our Verestar subsidiary exposes us to risks and uncertainties.

Our wholly owned subsidiary, Verestar, Inc., filed for protection under Chapter 11 of the federal bankruptcy laws on December 22, 2003. Verestar was reported as a discontinued operation through the date of the bankruptcy filing in 2003 for financial statement purposes and, as of the date of the bankruptcy filing, was deconsolidated for financial statement purposes.

If Verestar fails to honor certain of its contractual obligations because of its bankruptcy filing or otherwise, claims may be made against us for breaches by Verestar of those contracts as to which we are primarily or secondarily liable as a guarantor, which we do not expect will exceed $10.0 million. In addition, Verestar’s bankruptcy estate may bring certain claims against us or seek to hold us liable for certain transfers made by Verestar to us and/or for Verestar’s obligations to creditors under various equitable theories recognized under bankruptcy law. The Official Committee of Unsecured Creditors appointed in the Verestar bankruptcy proceeding (the “Committee”) has requested, and we have agreed to produce, certain documents in connection with the subpoena for Rule 2004 Examination (as defined under federal bankruptcy laws) issued by the Committee. The Bankruptcy Court also has entered an order approving a stipulation between Verestar and the Committee that permits the Committee to file claims against us and/or our affiliates on behalf of Verestar. As of the date of this prospectus, the Committee has not filed any claims against us or our affiliates. The outcome of complex litigation (including claims which may be asserted against us by Verestar’s bankruptcy estate) cannot be predicted with certainty and is dependent upon many factors beyond our control; however, any such claims, if successful, could have a material adverse impact on our financial condition. Finally, we will incur additional costs in connection with our involvement in the reorganization or liquidation of Verestar’s business.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreements for the old notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive old notes from you in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our indebtedness.

CAPITALIZATION

The following table shows our capitalization as of September 30, 2004:

•	on a historical basis;

•	on an “as adjusted” basis, after giving effect to (1) the issuance of the old notes, (2) repurchases from October 1, 2004 through the date hereof of an aggregate of $361.2 million of our 9 3/8% senior notes, (3) the planned redemption on January 5, 2005 of an aggregate of $133.0 million of our 9 3/8% senior notes and (4) repurchases from October 1, 2004 to November 29, 2004 of $92.4 million face amount of ATI 12.25% senior subordinated discount notes ($54.8 million accreted value, net of $4.2 million fair value discount allocated to warrants) for approximately $69.6 million in cash.

You should read the capitalization table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements incorporated by reference herein.

	September 30, 2004
	(In Thousands)
	Historical	As Adjusted
Cash and cash equivalents(1)	$126,833	$26,609

Long-term debt, including current portion:
Credit facility(2)	$699,000	$699,000
9 3/8% senior notes(3)	636,092	141,884
7.50% senior notes	225,000	225,000
7.125% senior notes(4)		502,500
Convertible notes, net of discount(5)	830,034	830,034
12.25% senior subordinated discount notes, net of discount(6)	366,599	312,298
7.25% senior subordinated notes	400,000	400,000
Other long-term debt	61,632	61,632

Total long-term debt, including current portion	$3,218,357	$3,172,348

Stockholders’ equity:
Common stock(7)	$2,267	$2,267
Additional paid-in capital	3,973,893	3,973,893
Accumulated deficit(3)(6)	(2,349,766)	(2,385,062)
Treasury stock	(4,366)	(4,366)

Total stockholders’ equity	1,622,028	1,586,732

Total capitalization	$4,840,385	$4,759,080

(1)	On an as adjusted basis, reflects the use of an estimated $30.0 million in connection with the planned redemption on January 5, 2005 of 9 3/8% senior notes (see note 3) and the use of $69.6 million in connection with repurchases from October 1, 2004 to November 29, 2004 of ATI 12.25% senior subordinated discount notes.
(2)	As of September 30, 2004, borrowings under the credit facility included:
•	Term Loan A—$300.0 million, and
•	Term Loan B—$399.0 million

See “Description of Other Indebtedness.”

(3)	On an as adjusted basis, reflects the following:
•	the redemption on November 4, 2004 of $276.0 million principal amount of 9 3/8% senior notes at 106.23% of the principal amount plus unpaid and accrued interest up to November 4, 2004 for an aggregate redemption price of approximately $293.2 million,

•	the repurchase on December 6, 2004 of $85.2 million of 9 3/8% senior notes for $90.1 million, and
•	the planned redemption on January 5, 2005 of $133.0 million principal amount of 9 3/8% senior notes at an estimated 105.12% of the principal amount for an aggregate estimated redemption price of approximately $139.8 million.
(4)	Reflects the issuance on October 5, 2004 of $300.0 million aggregate principal amount of old notes at 100% and the issuance on December 6, 2004 of $200.0 million aggregate principal amount of old notes at 101.25%.
(5)	As of September 30, 2004, on an as adjusted basis, we had outstanding the following principal amounts of convertible notes:
•	$0.1 million of 2.25% convertible notes, which are convertible into shares of our Class A common stock at a conversion price of $24.00 per share,
•	$275.7 million of 5.0% convertible notes, which are convertible into shares of our Class A common stock at a conversion price of $51.50 per share,
•	$210.0 million of 3.25% convertible notes, which are convertible into shares of our Class A common stock at a conversion price of $12.22 per share, and
•	$345.0 million of 3.00% convertible notes, which are convertible into shares of our Class A common stock at a conversion price of $20.50 per share.
(6)	On a historical basis, consists of $395.4 million accreted value of outstanding debt ($366.6 million, net of $28.8 million allocated to the fair value of warrants reflected as a discount to the notes). The discount notes and warrants were originally issued together as 808,000 units, each consisting of a 12.25% senior subordinated discount note having a principal amount of $1,000 at maturity and a warrant to purchase 14.0953 shares of American Tower Corporation’s Class A common stock. See “Description of Other Indebtedness.” On an as adjusted basis, consists of $336.9 million accreted value of outstanding debt ($312.3 million, net of $24.6 million allocated to the fair value of the warrants reflected as a discount to the notes).
(7)	Consists of common stock, par value $.01 per share—560,000,000 shares authorized; 226,596,344 shares outstanding.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer

We sold $300.0 million principal amount of old notes on October 5, 2004 and $200.0 million principal amount of old notes on December 6, 2004, in each instance in an unregistered private placement to a group of investment banks as initial purchasers. In connection with each of these private placements, we entered into a registration rights agreement with the initial purchasers in which we agreed to file a registration statement, of which this prospectus forms a part, to offer to exchange the old notes for new notes in an offering registered under the Securities Act. This exchange offering satisfies those obligations. We also agreed to perform other obligations under the registration rights agreements. See “Description of the Notes—Registration Rights; Additional Interest.”

By participating in the exchange offer, holders of the old notes will receive new notes that are freely tradable and not subject to restrictions on transfer, subject to the exceptions described under “Resale of New Notes” immediately below. In addition, holders of new notes generally will not be entitled to additional interest.

Resale of New Notes

We believe that the new notes issued in exchange for the old notes may be offered for resale, resold and otherwise transferred by any new note holder without compliance with the registration and prospectus delivery provisions of the Securities Act if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the SEC set forth in several no-action letters issued to third parties unrelated to us. A no-action letter is a letter from the SEC responding to a request for its views as to whether a particular matter complies with the federal securities laws or whether the SEC would refer the matter to the SEC’s enforcement division for action. We have not obtained, and do not intend to obtain, our own no-action letter from the SEC regarding the resale of the new notes. Instead, holders will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

•	the holder must acquire the new notes in the ordinary course of its business,

•	the holder must have no arrangements or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act, and

•	the holder must not be an “affiliate,” as defined in Rule 405 of the Securities Act, of ours.

Each holder of old notes that wishes to exchange old notes for new notes in the exchange offer must represent to us that it satisfies all of above listed conditions. Any holder who tenders in the exchange offer who does not satisfy all of the above listed conditions:

•	cannot rely on the position of the SEC set forth in the no-action letters referred to above, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes acquired by that broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with a resale of the new notes and provide us with a signed acknowledgement of this obligation. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any resale of the new notes.

Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, a resale or other retransfer of new notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange

Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to together in this prospectus as the “exchange offer,” we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The date of acceptance for exchange of the old notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date, unless extended as described in this prospectus. We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $500.0 million of new notes for a like principal amount of outstanding old notes tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered as soon as practicable following the exchange date. Holders may tender some or all of their old notes in connection with the exchange offer, but only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum amount of old notes being tendered for exchange.

The terms of the new notes are identical in all material respects to the terms of the old notes, except that:

•	we have registered the new notes under the Securities Act and therefore these notes will not bear legends restricting their transfer, and

•	specified rights under the registration rights agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be limited or eliminated.

The new notes will evidence the same debt as the old notes. The new notes will be issued under the same indenture and entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, $500.0 million in aggregate principal amount of the old notes were outstanding. Old notes accepted for exchange will be retired and cancelled and not reissued.

In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “Book-Entry Transfer,” we will issue the new notes in the form of a global note registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be considered to have accepted validly tendered old notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If we do not accept any tendered old notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these old notes, without expense, to the tendering holder as quickly as possible after the expiration date of the exchange offer.

Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than the applicable taxes described in the section “Fees and Expenses,” in connection with the exchange offer.

If we successfully complete the exchange offer, any old notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of old notes after the exchange offer in general will not have further rights under the registration rights agreement for such notes, including registration rights and any rights to additional interest. Holders wishing to transfer the old notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on                     , 2005. We may extend this expiration date in our sole discretion, but in no event to a date later than                     , 2005, unless otherwise required by applicable law. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.

We reserve the right, in our sole discretion:

•	to delay accepting any old notes,

•	to extend the exchange offer,

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below shall not have been satisfied, or

•	to amend the terms of the exchange offer in any manner.

We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of old notes of the amendment, and extend the offer if required by law.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the New Notes

Interest on the new notes will accrue at the rate of 7.125% per annum on the principal amount, payable semiannually on April 15 and October 15, beginning April 15, 2005. Interest on the new notes will accrue from October 5, 2004 or the date of the last periodic payment of interest on such old notes, whichever is later.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

•	the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC,

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer, or

•	we have not obtained any governmental approval which we, in our sole discretion, exercised reasonably, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.

If we determine in our sole discretion, exercised reasonably, that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders,

•	extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes, or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes that have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

In addition, we reserve the right in our sole discretion, exercised reasonably, to:

•	purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, and

•	to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any purchases or offers may differ from the terms of the exchange offer. Those purchases would require the consent of the lenders under our credit facilities.

Procedures for Tendering

Except in limited circumstances, only a Euroclear participant, Clearstream participant or DTC participant listed on a DTC securities position listing with respect to the old notes may tender old notes in the exchange offer. To tender old notes in the exchange offer:

•	holders of old notes that are DTC participants may follow the procedures for book-entry transfer as set forth under “Book-Entry Transfer” and in the letter of transmittal; or

•	Euroclear participants and Clearstream participants on behalf of the beneficial owners of old notes are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream. These procedures include the transmission of a computer-generated message to Euroclear or Clearstream in lieu of a letter of transmittal. See the description of “agent’s message” under “Book-Entry Transfer.”

In addition, you must comply with one of the following:

•	the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC, Euroclear or Clearstream according to their respective standard operating procedures for electronic tenders and a properly transmitted agent’s message as described below, or

•	the exchange agent must receive any corresponding certificate or certificates representing old notes along with the letter of transmittal, or

•	the holder must comply with the guaranteed delivery procedures described below.

The tender by a holder of old notes will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the old notes held by a holder are tendered, the tendering holder should fill in the amount of old notes being tendered in the specified box on the letter of transmittal. The entire amount of old notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “Book-Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or old notes should be sent to us, DTC, Euroclear or Clearstream. Delivery of documents to DTC, Euroclear or Clearstream in accordance with their respective procedures will not constitute delivery to the exchange agent.

Any beneficial holder whose old notes are registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial holder’s behalf. If any beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in its name, or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal, as described in “Withdrawal of Tenders,” must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution”, within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to in this prospectus as an “eligible institution”, unless the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, the old notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes. If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine in our sole discretion, exercised reasonably, all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reasonably reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old notes within a period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of old notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right, as set forth under the caption “Conditions to the Exchange Offer,” to terminate the exchange offer.

By tendering, each holder represents to us, among other things, that:

•	the holder acquired new notes pursuant to the exchange offer in the ordinary course of its business,

•	the holder has no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act, and

•	the holder is not our “affiliate,” as defined in Rule 405 under the Securities Act.

If the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes acquired by the broker-dealer as a result of market-making activities or other trading activities, the holder must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at DTC, Euroclear and Clearstream for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for the transfer. Any participant in Euroclear or Clearstream may make book-entry delivery of old notes by causing Euroclear or Clearstream to transfer the old notes into the exchange agent’s account in accordance with established Euroclear or Clearstream procedures for transfer. The exchange of new notes for tendered old notes will only be made after a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message, transmitted by DTC, Euroclear or Clearstream, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC, Euroclear or Clearstream has received an express acknowledgment from a participant tendering old notes that the participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC, Euroclear or Clearstream participant that the representations contained in the letter of transmittal and described under “Resale of New Notes” are true and correct.

Guaranteed Delivery Procedures

The following guaranteed delivery procedures are intended for holders who wish to tender their old notes but:

•	their old notes are not immediately available,

•	the holders cannot deliver their old notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or

•	the holders cannot complete the procedure under the respective DTC, Euroclear or Clearstream standard operating procedures for electronic tenders before expiration of the exchange offer.

The conditions that must be met to tender old notes through the guaranteed delivery procedures are as follows:

•	the tender must be made through an eligible institution,

•	before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and address of the holder, the certificate number or numbers of the old notes tendered and the principal amount of old notes tendered;

•	stating that the tender offer is being made by guaranteed delivery; and

•	guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the old notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Your tender of old notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under “Exchange Agent,” or

•	for DTC, Euroclear or Clearstream participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC, Euroclear or Clearstream.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn,

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes to be withdrawn,

•	be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, and

•	specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream to be credited with the withdrawn old notes and otherwise comply with the procedures of the applicable facility. We will determine in our sole discretion, exercised reasonably, all questions as to the validity, form and eligibility, including time of receipt, for the withdrawal notices, and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following the procedures described under “Procedures for Tendering” at any time prior to the expiration date.

Fees and Expenses

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and its related reasonable out-of-pocket expenses, including accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however:

•	new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered, or

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer,

then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failures to Properly Tender Old Notes in the Exchange

We will issue the new notes in exchange for old notes under the exchange offer only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old notes desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act. Upon completion of the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining old notes. Remaining old notes will continue to be subject to the following restrictions on transfer:

•	holders may resell old notes only if we register the old notes under the Securities Act, if an exemption from registration is available, or if the transaction requires neither registration under nor an exemption from the requirements of the Securities Act, and

•	the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining old notes under the Securities Act. To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the references to “Issuer,” “we,” “us” or “our” refer only to American Tower Corporation (and not to any of its Affiliates).

We issued the old notes, and will issue the new notes, under an indenture, as supplemented by supplemental indenture no. 1 thereto, between us and The Bank of New York, as trustee, in a transaction that is not subject to the registration requirements of the Securities Act. Unless specifically stated otherwise, references to the indenture are to the indenture as so amended. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The new notes and the old notes will be identical in all material respects, except that the new notes will be registered under the Securities Act and be free of any obligation regarding registration and will not be entitled to any additional interest. Accordingly, unless specifically stated to the contrary, the following description applies equally to the old notes and the new notes.

The following description is a summary of the material provisions of the indenture and the registration rights agreements relating to the notes. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreements relating to the notes because they, and not this description, define your rights as Holders of the notes. Copies of the indenture and the registration rights agreements relating to the notes are available as set forth below under “—Additional Information.” We use certain defined terms in this description that are not defined below under “—Certain Definitions” or elsewhere in this description; these terms have the meanings assigned to them in the indenture.

Brief Description of the Notes

The notes:

•	are general unsecured obligations of the Issuer;

•	rank equally with all existing and future senior unsecured debt of the Issuer;

•	accrue interest from October 5, 2004 at a rate of 7.125%, which is payable semi-annually; and

•	mature on October 15, 2012.

The operations of the Issuer are conducted through its Subsidiaries and, therefore, the Issuer depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. The Issuer’s Subsidiaries will not be guarantors of the notes. Accordingly, the notes will be effectively subordinated to all Indebtedness and other obligations of the Issuer’s Subsidiaries, including:

•	borrowings under the Senior Credit Facility;

•	the 12.25% Senior Subordinated Discount Notes due 2008 of American Towers, Inc. and the 7.25% Senior Subordinated Notes due 2011 of American Towers, Inc. (together with the 12.25% Senior Subordinated Discount Notes, the “American Towers, Inc. Notes”);

•	trade payables; and

•	lease obligations.

As of September 30, 2004, after giving effect to the “as adjusted” transactions described under “Capitalization”:

•	the Issuer and its Subsidiaries would have had outstanding consolidated debt of $3.2 billion,

•	the Issuer would have had outstanding debt (excluding its guarantees of the Senior Credit Facility and the American Towers, Inc. Notes) of $1.7 billion; and

•	the Issuer’s Subsidiaries would have had outstanding consolidated debt of $1.5 billion (for which the outstanding amount under the 12.25% Senior Subordinated Discount Notes due 2008 of American Towers, Inc. is the accreted value thereof) and would have had $373.3 million of unused commitments under the Senior Credit Facility.

•	The Issuer has pledged to the lenders under the Senior Credit Facility the shares of its Subsidiaries and any indebtedness of those Subsidiaries owed to the Issuer. The provisions of the Senior Credit Facility and the American Towers, Inc. Notes contain substantial restrictions on the ability of those Subsidiaries to dividend or distribute cash flow or assets to the Issuer. See “Risk Factors—Risks Related to This Offering—Our holding company structure results in structural subordination of the notes and may affect our ability to make payments on the notes” and “Description of Other Indebtedness.”

As of the Issue Date, the Issuer’s current Subsidiaries, other than those listed in the definition of “Unrestricted Subsidiary” under “—Certain Definitions” below, will be Restricted Subsidiaries. Under certain circumstances, the Issuer will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries generally will not be subject to the restrictive covenants set forth in the indenture.

Principal, Maturity and Interest

The Issuer issued the notes with an aggregate principal amount of $500.0 million in denominations of $1,000 and integral multiples of $1,000. The notes will mature on October 15, 2012.

The notes will accrue interest at a rate of 7.125% per annum from October 5, 2004. Accrued and unpaid interest will be payable in U.S. Dollars semiannually in arrears on April 15 and October 15 of each year, which we refer to as interest payment dates, commencing on April 15, 2005. Interest will be paid to the person in whose name a note is registered at the close of business on the April 1 and October 1, which we refer to as the record dates, immediately preceding the relevant interest payment date.

Each payment of interest on the notes will include interest accrued through the day before the applicable interest payment date. Any payment required to be made on any day that is not a business day will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from the original payment date to the date of that payment on the next succeeding business day. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. When we refer to the Issuer’s obligation to pay interest upon the redemption, repurchase or acceleration of the notes, we are including additional interest, if any, payable under the registration rights agreement.

The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the Holders of the notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar. You may present the notes for conversion, registration of transfer and exchange, without service charge, at the office of our paying agent and registrar, in New York, and at the corporate trust office of the trustee in New York.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption or tendered for repurchase. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or a record date for the payment of interest.

Additional Notes

Subject to the limitations set forth under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuer may incur additional Indebtedness. This additional Indebtedness may consist of additional notes (“Additional Notes”) issued in one or more transactions, which have identical terms (other than issue date) as the old notes and the new notes. Holders of Additional Notes would have the right to vote together with Holders of the old notes and the new notes as one class.

Optional Redemption

Prior to October 15, 2007, the Issuer may use the net cash proceeds of one or more Public Equity Offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the notes originally issued at a redemption price equal to 107.125% of the principal amount thereof; provided that:

(1) immediately after giving effect to any such redemption, at least 65% of the aggregate principal amount of notes originally issued remains outstanding; and

(2) the Issuer makes such redemption not more than 60 days after the consummation of a Public Equity Offering.

At any time prior to October 15, 2008, the Issuer may redeem all or part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption.

On or after October 15, 2008, the Issuer may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices expressed as a percentage of the principal amount set forth below plus accrued and unpaid interest, if any, on the notes redeemed to but excluding the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Year	Percentage
2008	103.563%
2009	101.781%
2010 and thereafter	100.000%

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 principal amount or less may be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of the note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on the notes or portion thereof called for redemption as long as the Issuer has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Issuer to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of such Holder’s notes pursuant to the offer described below on the terms set forth in the indenture (the “Change of Control Offer”). In the Change of Control Offer, the Issuer will offer a payment in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest up to but excluding the repurchase date, on the notes purchased (the “Change of Control Payment”). Within 15 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all notes or portions of the notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of the notes being purchased by the Issuer.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

The Issuer will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of that compliance. The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other covenants or similar provisions of the indenture are applicable. These provisions will not require the Issuer to offer to repurchase the notes in connection with certain takeover, recapitalization or similar transactions not covered by the definition of Change of Control. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries taken as a whole. There is currently no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

A Change of Control and certain other change of control events are a default under the Senior Credit Facility, and the American Towers, Inc. Notes require American Towers, Inc. to repurchase those notes at the option of the holders of those notes upon the occurrence of certain change of control events. In the event that a Change of Control occurs at a time when the Issuer’s Subsidiaries are prohibited from making distributions to the

Issuer to purchase notes, the Issuer could cause its Subsidiaries to seek the consent of the lenders under the Credit Facilities and the American Towers, Inc. Notes to allow the distributions or could attempt to refinance the borrowings that contain the prohibition. If the Issuer does not obtain a consent or repay such borrowings, the Issuer will remain prohibited from purchasing notes. In this case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture that would, in turn, constitute a default under the Senior Credit Facility, the American Towers, Inc. Notes and other Indebtedness of the Issuer and its Subsidiaries.

The Issuer’s convertible notes also require their repurchase at the holders’ option upon certain change of control events. The inability of the Issuer to obtain sufficient cash for this repurchase would result in a default under the convertible notes, which would in turn constitute a Default under the notes and a default under the Senior Credit Facility, the American Towers, Inc. Notes and other Indebtedness of the Issuer and its Subsidiaries.

Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by the Issuer’s Board of Directors; and

(3) except in the case of a Tower Asset Exchange or an Excluded International Sale, at least 75% of the consideration received in such Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities of the Issuer or such Restricted Subsidiary shown on the Issuer’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee of the notes) that are assumed by the transferee of any assets pursuant to a customary novation agreement that releases the Issuer or the Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or the Restricted Subsidiary into cash within 60 days of the applicable Asset Sale, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale by the Issuer or a Restricted Subsidiary of the Issuer, the Issuer or the Restricted Subsidiary may apply an amount equal to such Net Proceeds at its option to:

(1) repay or repurchase secured Indebtedness of the Issuer;

(2) repay or repurchase Indebtedness of any of the Issuer’s Restricted Subsidiaries, including Indebtedness under a Credit Facility, whether or not guaranteed by the Issuer;

(3) acquire all or substantially all of the assets of, or a majority of the Voting Stock or other Equity Interests of, another Permitted Business;

(4) make a capital expenditure in the business of the Issuer and its Restricted Subsidiaries; or

(5) acquire other assets (excluding Equity Interests) that are used or useful in a Permitted Business of the Issuer and its Restricted Subsidiaries.

Pending the final application of any Net Proceeds, they can be used to temporarily reduce revolving credit borrowings of the Issuer or its Restricted Subsidiaries or otherwise be invested in any manner that is not prohibited by the indenture. Notwithstanding the foregoing, if the Issuer or one of its Restricted Subsidiaries

enters into a legally binding obligation to invest any Net Proceeds and such obligation is terminated prior to 365 days after the relevant Asset Sale, such Net Proceeds may be applied as provided in clauses (1) through (5) above on or prior to the later of such 365th day and 60 days after such termination.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer will be required to make an offer to all Holders of notes and all holders of other Indebtedness of the Issuer that is pari passu with the notes containing provisions similar to those set forth in the indenture relating to the notes with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”), to purchase the maximum principal amount of notes and such other pari passu Indebtedness of the Issuer that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer for notes will be equal to 100% of the principal amount plus accrued and unpaid interest thereon up to but excluding the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, those Excess Proceeds may be used by the Issuer and its Restricted Subsidiaries for any purpose not otherwise prohibited by the indenture. If the principal amount plus premium, if any, and accrued and unpaid interest on the notes and the other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable to any Asset Sale Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of the compliance.

Certain Covenants

Covenant Suspension

If on any date following the Issue Date:

(a) the notes have Investment Grade Ratings from both Rating Agencies and

(b) no Default or Event of Default has occurred and is continuing,

then, beginning on that day, the Issuer and its Restricted Subsidiaries will not be subject to the following provisions of the indenture:

•	“—Repurchase at the Option of Holders—Asset Sales,”

•	“—Restricted Payments,”

•	“—Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“—Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	“—Designation of Restricted and Unrestricted Subsidiaries,”

•	“—Transactions with Affiliates,”

•	“—Limitation on Issuances of Guarantees of Indebtedness,”

•	clause (2)(c)(x) of “—Merger, Consolidation or Sale of Assets,” and

•	clause (1)(a) and (3) of “—Sale and Leaseback Transactions.”

(collectively, the “Suspended Covenants”). In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods during the continuance of that withdrawal, downgrade or Default or Event of Default and, furthermore, compliance with the provisions of the covenant described in “—Restricted Payments” with respect to Restricted Payments made during the continuance of the withdrawal, downgrade or Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from the Issue Date, provided that there will not be deemed to have occurred a Default or Event of Default with respect to the Suspended Covenants during the time that the Issuer and its Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during that time). There can be no assurance that the notes will ever achieve an investment grade rating or that, if achieved, it will be maintained.

Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (i) in Equity Interests (other than Disqualified Stock) of the Issuer or (ii) to the Issuer or a Restricted Subsidiary of the Issuer);

(2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or of any Person of which the Issuer is a Subsidiary (other than any such Equity Interests owned by the Issuer or any of its Restricted Subsidiaries);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof (other than payments to the Issuer or payments by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary of the Issuer); or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) the Issuer would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that this clause (2) will not apply in connection with any Restricted Investment; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7) and (8) of the paragraph of exceptions below), is less than the sum, without duplication, of:

(a) 100% of the Consolidated Cash Flow of the Issuer for the period (taken as one accounting period) from January 1, 2004 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if the Consolidated Cash Flow for such period is a deficit, less 100% of the deficit), less 1.40 times the Consolidated Interest Expense of the Issuer since January 1, 2004 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(b) (i) 100% of the aggregate net cash proceeds plus (ii) 70% of the aggregate value, as reflected on the Issuer’s balance sheet in accordance with GAAP using purchase accounting, of any Qualified Proceeds, in each case as of the date the Issuer’s Equity Interests were issued, sold or exchanged therefor, received by the Issuer since January 29, 2003 (A) as a contribution to its common equity capital, (B) from the issue, sale or exchange of Equity Interests of the Issuer (other than Disqualified Stock) or (C) from the issue or sale (whether before or after the Issue Date) of Disqualified Stock or debt securities of the Issuer (including the Convertible Notes) that have been converted into Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to or held by a Subsidiary of the Issuer and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

(A) the cash return of capital with respect to the Restricted Investment (less the cost of disposition, if any), and

(B) the initial amount of the Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of the Issuer and all of its Subsidiaries are designated as or become Restricted Subsidiaries after the Issue Date, the lesser of:

(A) the fair market value of the Issuer’s Investments in such Subsidiaries as of the date they are designated or become Restricted Subsidiaries, or

(B) the sum of:

(x) the fair market value of the Issuer’s Investments in such Subsidiaries as of the date on which such Subsidiaries were most recently designated as Unrestricted Subsidiaries, and

(y) the amount of any Investments made in such Subsidiaries subsequent to such designation as Unrestricted Subsidiaries (and treated as Restricted Payments or excluded from clause (3)(b) pursuant to the second proviso of clause (2) of the next paragraph) by the Issuer or any Restricted Subsidiary; plus

(e) 100% of any dividends or other distributions received by the Issuer or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Issuer for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the making of any distribution within 60 days after the date of declaration of the dividend or distribution, if at the date of declaration the dividend payment or distribution would have complied with the provisions of the indenture;

(2) (a) the making of any Investment or (b) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Issuer, in the case of (a) or (b), in exchange for, or out of the net cash proceeds from the substantially concurrent sale after the Issue Date (other than to a Subsidiary of the Issuer) of Equity Interests of the Issuer (other than any Disqualified Stock); provided that, in each case, the amount of any net cash proceeds (or other assets, as applicable) that are so utilized will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Issuer with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any member of the Issuer’s (or any of its Restricted Subsidiaries’) employees, management or directors pursuant to any management equity subscription agreement, stockholders’ agreement, stock option agreement or restricted stock agreement in effect as of the Issue Date, or upon the death, disability, or termination of employment or directorship of such persons; provided that the aggregate price paid for all of the repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period;

(6) the repurchase of Equity Interests (other than Disqualified Stock) of the Issuer or any Restricted Subsidiary of the Issuer deemed to occur upon (a) exercise of stock options to the extent that such Equity Interests represent a portion of the exercise price of such options and (b) the withholding of a portion of such Equity Interests granted or awarded to an employee to pay taxes associated therewith;

(7) the purchase of fractional shares of Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer arising out of stock dividends, splits or combinations or business combinations;

(8) the repurchase of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer in exchange for, or out of the proceeds of, other Disqualified Stock of such Person so long as the new Disqualified Stock is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of such Disqualified Stock, in whole or in part, prior to the dates included in any similar provision contained in the Disqualified Stock being exchanged for or under circumstances not provided for; and

(9) payments or distributions to stockholders of the Issuer pursuant to appraisal rights required under applicable law in connection with any consolidation, merger or transfer of assets that complies with the covenant described under “—Merger, Consolidation or Sale of Assets.”

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Issuer or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any property, assets or Investments required to be valued by this covenant will be determined by the Board of Directors of the Issuer whose resolution with respect thereto will be delivered to the trustee. Not later than the date of making any Restricted Payment, the Issuer will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that the Issuer may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Issuer’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock if, in each case, the Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of the Indebtedness or the issuance of the preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds from such incurrence or issuance as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Issuer for which internal financial statements are available, would have been no greater than 7.5 to 1.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, “Permitted Debt”):

(1) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness under the Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed $1.6 billion less any amount applied to reduce Indebtedness incurred pursuant to clause (1) of the third paragraph of the covenant described above under “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Issuer of Indebtedness in an aggregate principal amount of $300.0 million represented by the notes originally issued on the Issue Date and the exchange notes therefor to be issued pursuant to the registration rights agreement;

(4) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness since the Issue Date represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in any business of the Issuer or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (4), not to exceed $50.0 million at any time outstanding;

(5) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness), Disqualified Stock of the Issuer or preferred stock of a Restricted Subsidiary of the Issuer that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2) or (3) of this paragraph or this clause (5);

(6) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries and the issuance by any Restricted Subsidiary of the Issuer of shares of preferred stock to the Issuer or to another Restricted Subsidiary of the Issuer; provided, however, that if the Issuer is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes and that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary, and

(b) any sale or other transfer of any such Indebtedness or preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of the Indebtedness by the Issuer or the Restricted Subsidiary or issuance of the shares of preferred stock by the Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Issuer or any of its Restricted Subsidiaries of Interest and Currency Agreements not for speculative purposes;

(8) the Guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of the indenture;

(9) the incurrence by the Issuer or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger with or into a Restricted Subsidiary, or the acquisition of assets or a new Subsidiary; provided that, in the case of any such incurrence of Acquired Debt, such Acquired Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Issuer or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, the acquisition by the Issuer or one of its Restricted Subsidiaries; and provided further that, in the case of any incurrence pursuant to this clause (9), as a result of such acquisition by the Issuer or one of its Restricted Subsidiaries, the Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Acquired Debt, after giving pro forma effect to such acquisition and incurrence as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Issuer for which internal financial statements are available, would have been less than the Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such incurrence;

(10) the incurrence by the Issuer or any of its Restricted Subsidiaries since the Issue Date of additional Indebtedness and/or the issuance of preferred stock or Disqualified Stock in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $25.0 million;

(11) Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by letters of credit, for the account of such Person, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business to the extent such letters of credit are not drawn upon or, if drawn upon, are reimbursed within five business days of the relevant draw; and

(12) Indebtedness of the Issuer or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such indebtedness is extinguished within three business days of incurrence.

The indenture will also provide that:

(1) the Issuer will not incur, create, issue, assume, or otherwise become liable for any Indebtedness or issue a Guarantee that is contractually subordinated in right of payment to any other Indebtedness of the Issuer unless such Indebtedness or Guarantee is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness or Guarantee of the Issuer will be deemed to be contractually subordinated in right of payment to any other Indebtedness or Guarantee of the Issuer solely by virtue of being unsecured;

(2) the Issuer will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt or Indebtedness owed to the Issuer or its Restricted Subsidiaries; and

(3) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Issuer as accrued.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, the Issuer will be permitted to classify, or later reclassify, all or a portion of such item of Indebtedness in any manner that complies with this covenant. Indebtedness outstanding under the Senior Credit Facility on the Issue Date will be deemed to have been incurred on such date under clause (1) of the second paragraph of this covenant.

Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) of any kind securing Indebtedness, Attributable Debt or trade payables upon any of their property or assets now owned or hereafter acquired unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien of any kind.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

(2) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(3) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(4) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date unless such restrictions are ordinary and customary for agreements of that type as determined in the good faith judgment of the Issuer’s Board of Directors (and evidenced in a board resolution), which determination shall be conclusively binding;

(2) Indebtedness of any Restricted Subsidiary under any Credit Facility that is permitted to be incurred pursuant to the covenant under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such Credit Facility and Indebtedness contain only such encumbrances and restrictions on such Restricted Subsidiary’s ability to engage in the activities set forth in clauses (1) through (4) of the preceding paragraph as are, at the time such Credit Facility is entered into or amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced, ordinary and customary for a Credit Facility of that type as determined in the good faith judgment of the Issuer’s Board of Directors (and evidenced in a board resolution), which determination shall be conclusively binding;

(3) encumbrances and restrictions applicable to any Unrestricted Subsidiary, as the same are in effect as of the date on which the Subsidiary becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in the applicable series of Indebtedness of such Subsidiary as in effect on the date on which such Subsidiary becomes a Restricted Subsidiary unless such restrictions are ordinary and customary for agreements of that type as determined in the good faith judgment of the Issuer’s Board of Directors (and evidenced in a board resolution), which determination shall be conclusively binding;

(4) any Indebtedness incurred in compliance with the covenant under the heading “—Incurrence of Indebtedness and Issuance of Preferred Stock” or any agreement pursuant to which such Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and the encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings (as determined by the Issuer) and the Issuer determines that any such encumbrance or restriction will not materially affect the Issuer’s ability to pay interest or principal on the notes;

(5) the indenture and the notes;

(6) applicable law or any requirement of any regulatory body;

(7) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and as such instrument may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred and, provided further, that any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in the instrument as in effect on the date on which the Person was acquired by the Issuer unless such restrictions are ordinary and customary for agreements of that type as determined in the good faith judgment of the Issuer’s Board of Directors (and evidenced in a board resolution), which determination shall be conclusively binding;

(8) customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business;

(9) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (4) in the second paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(10) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale or other disposition;

(11) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced unless such restrictions are ordinary and customary for agreements of that type as determined in the good faith judgment of the Issuer’s Board of Directors (and evidenced in a board resolution), which determination shall be conclusively binding;

(12) Liens permitted to be incurred pursuant to the provisions of the covenant described under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(13) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, shareholder agreements, partnership agreements and other similar agreements; and

(14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

The Issuer may not, directly or indirectly,

(1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation), or

(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(a) either:

(A) the Issuer is the surviving corporation, or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition been made assumes all the obligations of the Issuer under the notes, the indenture and the registration rights agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

(c) except in the case of (A) a merger of the Issuer with or into a Wholly Owned Restricted Subsidiary of the Issuer, and (B) a merger entered into solely for the purpose of reincorporating the Issuer in another jurisdiction:

(x) (i) in the case of a merger or consolidation in which the Issuer is the surviving corporation, the Issuer, at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if the transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of the Issuer for which internal financial statements are available for income statement purposes, (i) would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) would have had a Debt to Adjusted Cash Flow Ratio that was not greater than the Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction, or

(ii) in the case of any other such transaction, the entity or Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made, at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of such entity or Person for which internal financial statements are available for income statement purposes, (i) would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) would have had a Debt to Adjusted Consolidated Cash Flow Ratio that was not greater than the Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction; provided, however, that for purposes of determining the amount of Indebtedness permitted to be incurred or the Debt to Adjusted Consolidated Cash Flow Ratio of any entity or Person for purposes of this clause (ii) the entity or Person will be substituted for the Issuer in the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the definition of Debt to Adjusted Consolidated Cash Flow Ratio and the defined terms included therein under the caption “—Certain Definitions”; and

(y) immediately after such transaction, no Default or Event of Default exists.

In addition, the Issuer will not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that, in the aggregate, are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) the Issuer delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an officers’ certificate certifying that the Affiliate Transaction complies with clause (1) above;

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Issuer set forth in an officers’ certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Issuer having no personal stake in such Affiliated Transaction (or, if there are no such members, by all of the directors and by the procedure described in clause (c) below); and

(c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million an opinion as to the fairness to the Issuer of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business with any officer, employee or director of the Issuer or any of its Restricted Subsidiaries, including pursuant to stock option plans, stock ownership plans and employee benefit plans or arrangements;

(2) transactions between or among the Issuer and/or its Restricted Subsidiaries;

(3) payment of reasonable directors’ fees in an aggregate annual amount per Person that is substantially consistent with directors’ fees at comparable companies engaged in Permitted Businesses;

(4) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments” and Permitted Investments;

(5) the issuance or sale of Equity Interests (other than Disqualified Stock) of the Issuer;

(6) transactions with a Person that is an Affiliate of the Issuer or a Restricted Subsidiary of the Issuer solely because the Issuer or a Restricted Subsidiary of the Issuer owns an Equity Interest in, or controls, such Person; and

(7) any transaction undertaken pursuant to a contractual obligation as in effect on the Issue Date.

Sale and Leaseback Transactions

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Issuer or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1) the Issuer or such Restricted Subsidiary, as applicable, could have:

(a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

(2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Issuer and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Issuer applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Limitation on Issuances of Guarantees of Indebtedness

The Issuer will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Issuer unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture governing the notes providing for the Guarantee of the payment of the notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness; provided that this covenant will not apply to a Credit Facility of any Restricted Subsidiary of the Issuer for which the Issuer is a guarantor. Notwithstanding the foregoing, any Guarantee by a Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person other than a Subsidiary of the Issuer, of all of the Issuer’s stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the indenture governing the notes. The form of Guarantee will be attached as an exhibit to the indenture.

Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Issuer may designate any Restricted Subsidiary of the Issuer to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default and to the extent that such Subsidiary:

(1) has no Indebtedness to any Person other than:

(a) Non-Recourse Debt; or

(b) Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer;

(3) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Equity Interests; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary properly designated shall be deemed to be an Investment made as of the time of the designation. This designation will only be permitted if the Investment would be permitted at that time under the indenture and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Any designation of a Restricted Subsidiary of the Issuer as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an

Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuer shall be in default of such covenant).

The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary (other than Verestar and its Subsidiaries) to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if:

(1) such Indebtedness is permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(2) no Default or Event of Default would occur or be in existence following such designation.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, the Issuer will furnish to the Holders of notes within the time periods specified in the SEC’s rules and regulations for such reports:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such Forms including, to the extent not prohibited by the SEC, the Tower Cash Flow for the most recently completed fiscal quarter and the Adjusted Consolidated Cash Flow and Non-Tower Cash Flow for the most recently completed four-quarter period and, with respect to the annual information only, a report thereon by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

Whether or not required by the SEC, the Issuer will file a copy of information and reports referred to in (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations, (unless the SEC will not accept such a filing), and make such information available to securities analysts and prospective investors upon request. In addition, for any time when any notes (other than exchange notes) are outstanding and the Issuer is not subject to or is not current in its reporting obligations under clauses (1) and (2) above, the Issuer agrees that it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest or additional interest on the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by the Issuer or any of its Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” or failure by the Issuer to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the indenture applicable to the offers;

(4) failure by the Issuer or any of its Subsidiaries for 30 days after notice to comply with any of the other provisions described under the caption “—Certain Covenants” or “—Repurchase at the Option of Holders” or the failure by the Issuer or any of the Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture or the notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Significant Subsidiaries, or the payment of which is guaranteed by the Issuer or any of its Significant Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of the default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) failure by the Issuer or any of its Significant Subsidiaries to pay final judgments against any of them which are not covered by adequate insurance by a solvent insurer of national or international reputation which has acknowledged its obligations in writing, aggregating in excess of $20.0 million, which judgments are not paid, bonded, discharged or stayed for a period of 60 days; and

(7) certain events of bankruptcy or insolvency described in the indenture with respect to the Issuer or any of its Significant Subsidiaries.

In the case of an Event of Default arising under clause (7) above, the principal amount and premium, if any, and accrued and unpaid interest on all the outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare the principal amount and premium, if any, and accrued and unpaid interest on all the outstanding notes to be due and payable immediately. Holders may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power.

The Holders of a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee may on behalf of the Holders of all notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal or premium, if any, of, the notes.

The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, the Issuer is required to deliver to the trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer is also required to deliver to the trustee, promptly after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action the Issuer is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer, as such, will have any liability for any obligations of the Issuer under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes outstanding (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events described under “—Events of Default and Remedies,” but not including non-payment and bankruptcy and insolvency events with respect to the Issuer, will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the Holders, cash in United States Dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer has delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or;

(b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer has delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant \Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

(6) the Issuer must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Issuer must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of the notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(8) the Issuer must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not with respect to any notes held by a non-consenting Holder:

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described under the caption “—Repurchase at the Option of Holders”) or amend or modify the calculation of interest on the notes;

(3) waive a Default or Event of Default in the payment on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes then outstanding and a waiver of the payment default that resulted from such acceleration);

(4) make any note payable in money other than that stated in the notes;

(5) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments on the notes;

(6) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described under the caption “—Repurchase at the Option of Holders”); or

(7) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Issuer and the trustee may amend or supplement the indenture or the notes to:

(1) cure any ambiguity, defect or inconsistency,

(2) provide for uncertificated notes in addition to or in place of certificated notes,

(3) provide for the assumption of the Issuer’s obligations to Holders of notes in the case of a merger or consolidation of the Issuer or sale of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole;

(4) make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder or any holder of a beneficial interest in the notes;

(5) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6) to evidence and provide for the acceptance of the appointment of a successor trustee in accordance with the indenture.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for the principal amount and premium, if any, plus accrued interest on all notes;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;

(3) the Issuer has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Issuer has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an officers’ certificate to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as defined in the indenture or the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign. An affiliate of the trustee is one of the initial purchasers of the notes. The trustee is also one of the lenders under our Senior Credit Facility. If there is a default under the notes, this affiliation with a purchaser of notes may be considered a conflicting interest, and this lender relationship would be considered a conflicting interest if we had an outstanding balance under the Senior Credit Facility. The trustee is also the trustee under each of the indentures under which our convertible notes have been issued.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreements without charge by writing to the Issuer at 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations.

Registration Rights; Additional Interest

We sold $300.0 million principal amount of old notes on October 5, 2004 and $200.0 million principal amount of old notes on December 6, 2004, in each instance in an unregistered private placement to a group of investment banks as Initial Purchasers. In connection with each of these private placements, we entered into a registration rights agreement with the Initial Purchasers. The terms of these registration rights agreements are identical.

The following description is a summary of the material provisions of the registration rights agreements. It does not restate the agreements in their entirety. We urge you to read the registration rights agreements in their entirety because they, and not this description, define your registration rights as Holders of these notes. See “—Additional Information.”

Pursuant to the registration rights agreements, the Issuer agreed to file with the SEC the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuer will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

If:

(1) the Issuer is not:

(a) required to file the Exchange Offer Registration Statement; or

(b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

(2) any Holder of Transfer Restricted Securities notifies the Issuer prior to the 20th day following consummation of the Exchange Offer that:

(a) it is prohibited by law or SEC policy from participating in the Exchange Offer; or

(b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns notes acquired directly from the Issuer or an affiliate of the Issuer,

the Issuer will file with the SEC a Shelf Registration Statement to cover resales of the notes by the Holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

The Issuer will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

For purposes of the preceding, “Transfer Restricted Securities” means each note until:

(1) the date on which such note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

(2) following the exchange by a broker-dealer in the Exchange Offer of a note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

The registration rights agreements provide that:

(1) the Issuer will use its reasonable best efforts to file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after October 5, 2004;

(2) the Issuer will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 210 days after October 5, 2004;

(3) unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Issuer will

(a) commence the Exchange Offer; and

(b) use its reasonable best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, the Issuer will use its reasonable best efforts to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises.

If:

(1) the Issuer fails to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3) the Issuer fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Issuer will pay additional interest (“Additional Interest”) to each Holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder.

The amount of Additional Interest will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of $.25 per week per $1,000 principal amount of notes. In no event shall Additional Interest be required for more than one of these Registration Defaults at any given time.

All accrued Additional Interest will be paid by the Issuer on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

Holders of notes will be required to make certain representations to the Issuer (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify the Issuer against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Issuer.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, or is assumed in the acquisition of assets from such Person, whether or not such Indebtedness is incurred (a) in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person or (b) in connection with the acquisition of assets from such Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” has the meaning set forth under “—Additional Notes” above.

“Adjusted Consolidated Cash Flow” means, with respect to any Person as of any date of determination, the sum of:

(1) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available for such Person, less such Person’s Tower Cash Flow for such four-quarter period; plus

(2) the product of four times such Person’s Tower Cash Flow for the most recent fiscal quarter for which internal financial statements are available.

For purposes of making the computation referred to above:

(1) acquisitions that have been made such Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the calculation date shall be deemed to have occurred on the first day of the reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (2) of the proviso set forth in the definition of Consolidated Net Income; provided that whenever pro forma effect is to be given to an acquisition, the calculations of such effect will be determined in good faith by the chief financial officer of such Person and may include the reduction in net costs and related adjustments arising from such acquisition that such Person reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of such acquisition, which reduction in net costs and related adjustments are specified in an officers’ certificate delivered to the Trustee.

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded; and

(3) the corporate development expense of such Person and its Restricted Subsidiaries calculated in a manner consistent with the audited financial statements of the Issuer included in this prospectus shall be added to Consolidated Cash Flow to the extent it was included in computing Consolidated Net Income.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. No natural person who is an executive officer or director of a Person shall, solely by virtue of such position, be deemed to control such Person.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note on such redemption date and

(2) the excess of:

(a) the present value, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, at such redemption date of the redemption price of the note at October 15, 2008 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus all required interest payments on the note during the period from such redemption date through October 15, 2008 (excluding accrued but unpaid interest), over

(b) the principal amount of the note on such redemption date.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback or merger); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants” and not by the provisions of the Asset Sale covenant; and

(2) the issue or sale by the Issuer or any of its Restricted Subsidiaries of Equity Interests of any of the Issuer’s Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be Asset Sales:

(1) a single transaction or series of related transactions that involves assets, rights or Equity Interests having a fair market value of less than $5.0 million;

(2) a transfer of assets between or among the Issuer and the Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;

(4) the sale, lease or other disposition of equipment, inventory or accounts receivable in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a transfer of Equity Interests of an Unrestricted Subsidiary or an issue of Equity Interests by an Unrestricted Subsidiary;

(7) grants of leases (for the avoidance of doubt, not including a sale and leaseback transaction) or licenses in the ordinary course of business;

(8) the issuance of Equity Interests of the Issuer;

(9) the disposition of obsolete or worn-out equipment in the ordinary course of business; and

(10) a Restricted Payment that is permitted by the covenant described above under “Certain Covenants—Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning set forth above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors (or its executive committee) of the corporation;

(2) with respect to a partnership, the board of directors of the general partner (if a corporation) of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) marketable, direct obligations of the United States of America, its agencies and instrumentalities maturing within 365 days of the date of purchase;

(2) commercial paper and other short-term obligations of business savings accounts issued by corporations, each of which shall have a combined net worth of at least $100,000,000 and each of which conducts a substantial part of its business in the United States of America, maturing within 270 days from the date of original issue thereof, and whose issuer is, at the time of purchase, rated “P-2” or better by Moody’s or “A-2” or better by S&P;

(3) repurchase agreements, bankers’ acceptances and domestic and Eurodollar certificates of deposit maturing within 365 days of the date of purchase which are issued by, or time deposits maintained with:

(a) a United States national or state bank (or any domestic branch of a foreign bank) subject to supervision and examination by federal or state banking or depository institution authorities and having capital, surplus and undivided profits totaling more than $100,000,000 and rated “A” or better by Moody’s or S&P,

(b) a broker/dealer (acting as principal) registered as a broker or a dealer under Section 15 of the Exchange Act, the unsecured short-term debt obligations of which are rated “P-1” by Moody’s and at least “A-1” by S&P at the date of purchase, or

(c) an unrated broker/dealer, acting as principal, that is a Wholly Owned Restricted Subsidiary (but substituting “Subsidiary” for “Restricted Subsidiary” in the definition thereof) of a non-bank or bank holding company, the unsecured short-term debt obligations of which are rated “P-1” by Moody’s and at least “A-1” by S&P at the date of purchase; and

(4) money market funds having a rating from Moody’s and S&P in the highest investment category granted thereby.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) beneficially owns, directly or indirectly, 35% or more of the Voting Stock of the Issuer (measured by voting power rather than number of shares); or

(4) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

“Change of Control Offer” has the meaning set forth above under the caption “—Repurchase at the Option of Holders—Change of Control.”

“Change of Control Payment” has the meaning set forth above under the caption “—Repurchase at the Option of Holders—Change of Control.”

“Change of Control Payment Date” has the meaning set forth above under the caption “—Repurchase at the Option of Holders—Change of Control.”

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period; plus

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Interest and Currency Agreements), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) any restructuring charge to the extent it was deducted as a cash item in computing such Consolidated Net Income; plus

(4) any fees, expenses or charges related to any Public Equity Offering or Incurrence of Indebtedness permitted by the indenture (whether or not consummated or Incurred), to the extent that any such fee, expense or charge was deducted as a cash item in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (including write-offs or write-downs of goodwill and other intangible assets but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(6) non-cash items increasing such Consolidated Net Income for such period (excluding any items that were accrued in the ordinary course of business),

in each case on a consolidated basis and determined in accordance with GAAP.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries; plus

(2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

(3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person,

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period determined in accordance with GAAP, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Interest and Currency Agreements); plus

(2) all preferred stock dividends paid or accrued in respect of such Person’s and its Restricted Subsidiaries’ preferred stock to Persons other than such Person or its Wholly Owned Restricted Subsidiary other than preferred stock dividends paid by such Person in shares of preferred stock that is not Disqualified Stock.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the cumulative effect of a change in accounting principles shall be excluded; and

(2) the Net Income (and net loss) of any Person (other than the specified Person) that is not a Restricted Subsidiary of such specified Person shall be excluded whether or not distributed to such specified Person or one of its Restricted Subsidiaries.

“Consolidated Tangible Assets” means, with respect to the Issuer, the total consolidated assets of the Issuer and its Restricted Subsidiaries, less the total intangible assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of the Issuer and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer who:

(1) was a member of such Board of Directors on the Issue Date;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

(3) is a designee of the Principal or was nominated by the Principal.

“Convertible Notes” means, collectively, (a) the 2.25% Convertible Notes Due 2009 issued pursuant to that certain indenture dated October 4, 1999 of the Issuer with The Bank of New York as trustee, (b) the 5.00% Convertible Notes Due 2010 issued pursuant to that certain indenture dated February 15, 2000 of the Issuer with The Bank of New York as trustee, (c) the 3.25% Convertible Notes due 2010 issued pursuant to that certain indenture dated August 4, 2003 of the Issuer with The Bank of New York as trustee and (d) the 3.00% Convertible Notes due 2012 issued pursuant to that certain indenture dated August 17, 2004 of the Issuer with The Bank of New York as trustee.

“Covenant Defeasance” has the meaning set forth above under the caption “—Legal Defeasance and Covenant Defeasance.”

“Credit Facilities” means one or more debt, commercial paper or securitization facilities or financings (including, without limitation, the Senior Credit Facility), in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including to permit an increase in borrowings thereunder.

“Debt to Adjusted Consolidated Cash Flow Ratio” means, with respect to any Person as of any date of determination, the ratio of:

(1) the Consolidated Indebtedness of such Person as of such date to

(2) the Adjusted Consolidated Cash Flow of such Person as of such date.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning set forth above under the caption “—Events of Default and Remedies.”

“Excess Proceeds” has the meaning set forth above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Excluded International Sale” means an issue, sale or other disposition of Capital Stock of a Restricted Subsidiary of the Issuer the principal operations of which are conducted, and the principal assets of which are located, outside the United States, so long as after giving effect thereto such Restricted Subsidiary would remain a Restricted Subsidiary of the Issuer.

“Existing Indebtedness” means Indebtedness of the Issuer and its Restricted Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on the Issue Date (and accretion thereof after the Issue Date permitted by clause (3) of the second to last paragraph of “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”), until such amounts are repaid.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; and

(6) representing any Interest and Currency Agreements,

if and to the extent any of the preceding items (other than letters of credit and Interest and Currency Agreements) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Interest and Currency Agreements” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements related to fixed or floating rate obligations of such Person; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If such Person or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of such Person or a Restricted Subsidiary of such Person issues any of its Equity Interests such that, in each case, after giving effect to any such sale, disposition or issuance, it is no longer a Restricted Subsidiary of such Person, such Person will be deemed to have made an Investment on the date of any such sale, disposition or issuance equal to the fair market value of such Person’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency, if any such agency exists at such time).

“Issue Date” means the date on which the initial notes are first authenticated and delivered under the indenture.

“Legal Defeasance” has the meaning set forth above under the caption “—Legal Defeasance and Covenant Defeasance.”

“Licenses” means, collectively, any telephone, microwave, radio transmissions, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction, the ownership or the operation of any communications tower facilities, granted or issued by the Federal Communications Commission (or other similar or successor agency of the federal government administering the Communications Act of 1934 or any similar or successor federal statute) and held by the Issuer or any of its Restricted Subsidiaries.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:

(a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); or

(b) the disposition of any securities by such Person or any of its Restricted Subsidiaries, the write-off of deferred financial assets or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions and finders’, brokers’ or similar fees) and any relocation or severance expenses incurred as a result thereof;

(2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;

(5) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Issuer or any Restricted Subsidiary after such Asset Sale; and

(6) without duplication, any reserves that the Issuer’s Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments;

provided that in the case of any reversal of any reserve referred to in clause (5) or (6) above, the amount so reversed shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Issuer nor any of its Restricted Subsidiaries:

(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness); or

(b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

“Non-Tower Cash Flow” means, with respect to any Person and as of any date of determination, the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available that is not included in Tower Cash Flow of such Person, all determined on a consolidated basis and in accordance with GAAP. Non-Tower Cash Flow of such Person will not include revenues derived from asset sales, other than sales or other dispositions of inventory in the ordinary course of business.

“Payment Default” has the meaning set forth above under the caption “—Events of Default and Remedies.”

“Permitted Business” means any business of the type conducted by the Issuer or its Restricted Subsidiaries on the Issue Date and any other business related, ancillary or complementary to any such business.

“Permitted Debt” has the meaning set forth above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Investment” means:

(1) any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment by the Issuer or any Restricted Subsidiary of the Issuer that

(a) is in substance the acquisition of a class of Capital Stock of a Restricted Subsidiary (the “Target”) of the Issuer,

(b) increases the percentage of one or more classes of Capital Stock of the Target beneficially owned by the Issuer and its Restricted Subsidiaries,

(c) does not decrease the percentage of the total voting power of shares of Capital Stock of the Target entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the Target that is owned by the Issuer and its Restricted Subsidiaries, and

(d) does not decrease the percentage of stockholders’ equity (including stock subject to mandatory redemption) of the Target, as reflected on its most recent internal balance sheet prepared in accordance with GAAP, available upon liquidation of the Target to Capital Stock of the Target owned by the Issuer and its Restricted Subsidiaries;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(6) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(7) receivables created in the ordinary course of business;

(8) loans or advances to employees made in the ordinary course of business since the Issue Date not to exceed $5.0 million at any one time outstanding;

(9) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business;

(10) any Investment permitted under clause (7) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(12) Investments since the Issue Date of up to an aggregate of $150.0 million at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value); and

(13) other Investments in Permitted Businesses since the Issue Date not to exceed an amount equal to $10.0 million plus 10% of the Issuer’s Consolidated Tangible Assets at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1) Liens securing Guarantees of Indebtedness of the Issuer’s Restricted Subsidiaries under one or more Credit Facilities in an aggregate principal amount not to exceed $1.6 billion; it being understood that the Liens securing the Issuer’s Guarantee of the Senior Credit Facility in effect on the Issue Date are deemed to be incurred under this clause (1);

(2) Liens securing any Indebtedness of any of the Issuer’s Restricted Subsidiaries that was permitted by the terms of the indenture to be incurred;

(3) Liens in favor of the Issuer;

(4) Liens existing on the Issue Date and renewals and replacements thereof to the extent they secure Permitted Refinancing Indebtedness;

(5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(6) Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor;

(7) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than 60 days;

(8) restrictions on the transfer of Licenses or assets of the Issuer or any of its Restricted Subsidiaries imposed by any of the Licenses as in effect on the Issue Date or imposed by the Communications Act of 1934, any similar or successor federal statute or the rules and regulations of the Federal Communications Commission (or other similar or successor agency of the federal government administering such Act or successor statute) thereunder, all as the same may be in effect from time to time;

(9) Liens arising by operation of law in favor of purchasers in connection with the sale of an asset; provided, however, that such Lien only encumbers the property being sold;

(10) Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders;

(11) judgment Liens that do not result in an Event of Default under the indenture;

(12) Liens in connection with escrow deposits made in connection with any acquisition of assets;

(13) Liens securing Indebtedness permitted to be incurred under clauses (4) and (7) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(14) easements, rights-of-way, zoning restrictions, licenses or restrictions on use and other similar encumbrances on the use of real property that:

(a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and

(b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuer and its Restricted Subsidiaries;

(15) Liens on property of the Issuer or a Restricted Subsidiary at the time the Issuer or Restricted Subsidiary acquired the property, including acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary, or an acquisition of assets, and any replacement thereof to the extent of any secured Permitted Refinancing Indebtedness in respect of the related Acquired Debt, provided, however, that such Liens are not created, incurred or assumed in connection with or in contemplation of such acquisition, and provided further that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(16) leases and subleases of real property in the ordinary course of business (for the avoidance of doubt, excluding sale and leaseback transactions) which do not materially interfere with the ordinary conduct of the business; and

(17) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law; and

(b) such deposit account is not intended to provide collateral to the depositary institution.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded and the amount of all expenses and premiums incurred in connection therewith;

(2) such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Public Equity Offering” means an underwritten primary public offering of Qualified Capital Stock of the Issuer pursuant to an effective registration statement (other than a registration statement filed on Form S-4 or S-8) under the Securities Act.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Stock.”

“Rating Agencies” mean Moody’s and S&P.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Service or any successor to the rating agency business thereof.

“Senior Credit Facility” means that certain Loan Agreement, dated May 24, 2004, by and among The Toronto Dominion Bank, New York Branch, as Issuing Bank, Toronto Dominion (Texas), Inc., as Administrative Agent, the several lenders and other agents party thereto and American Tower, L.P., American Towers, Inc., American Tower International, Inc. and American Tower LLC, as borrowers, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including to permit an increase in borrowings thereunder.

“Significant Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that would be a “significant subsidiary” of such Person as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership:

(a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

(b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Tower Asset Exchange” means any transaction in which the Issuer or one or more of its Restricted Subsidiaries exchanges assets for, or issues its Capital Stock in exchange for, Tower Assets and/or cash or Cash Equivalents where the fair market value (evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee) of the Tower Assets and cash or Cash Equivalents received by the Issuer and its Restricted Subsidiaries in such exchange is at least equal to the fair market value of the assets disposed of, or the Capital Stock issued, in such exchange.

“Tower Assets” means wireless transmission or broadcast towers and related assets that are located on the site of a wireless transmission or broadcast tower.

“Tower Cash Flow” means, with respect to any Person and for any period, the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period, in each case that is directly attributable (including related expenses) to (i) site rental revenue or license fees (including space reservation payments) paid to lease, sublease or retain space on communications sites owned or leased by such Person, or its Restricted Subsidiaries, (ii) fees paid to such Person or its Restricted Subsidiaries for management of communications sites and (iii) real estate lease and similar payments (whether or not related to communications sites) paid to such Person or its Restricted Subsidiaries to the extent included in the same operating segment for GAAP reporting purposes as site rental revenue, all determined on a consolidated basis and in accordance with GAAP. Tower Cash Flow will not include revenue or expenses attributable to non-site rental services provided by such Person or any of its Restricted Subsidiaries to lessees of communication sites or revenues derived from the sale of assets.

“Treasury Rate” means, as of any redemption date in respect of the notes, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 15, 2008, provided that if the period from such redemption date to October 15, 2008 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to October 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means, as long as each such Person is a Subsidiary of the Issuer, (a)(i) Verestar and all of its Subsidiaries and (ii) each of ATS-Needham LLC, Haysville Towers, LLC, ATC Presidential Way, Inc., 10 Presidential Way Associates, LLC, Unisite/OmniPoint FL Tower Venture, LLC, Unisite/OmniPoint NE Tower Venture, LLC and Unisite/OmniPoint PA Tower Venture, LLC and (b) any other Subsidiary of the Issuer that is designated by the Board of Directors as an Unrestricted Subsidiary until, in the case of (a)(ii) or (b), such time as it becomes a Restricted Subsidiary in accordance with the indenture.

“Verestar” means Verestar, Inc. (formerly ATC Teleports Inc.), a Delaware corporation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

(b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means, in respect of any Person, a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) is at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Book-Entry System

General

The new notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (the “Global Notes”).

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”), as described below under “—Depositary Procedures.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of Participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

Pursuant to procedures established by DTC:

•	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•	ownership of such interests in the Global Notes will be maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Clearstream) that are Participants or Indirect Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. The depositaries, in turn, will hold interests in the Global Notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of these systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of beneficial owners of interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes. See “—Exchange of Book-Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of and premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. The Issuer and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, none of the Issuer, the trustee or any agent of the Issuer or the trustee has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Global Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Global Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Global Notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Global Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Global Notes as to which such Participant or Participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. Neither the Issuer nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes

The Global Notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons (“Certificated Notes”) only in the following limited circumstances:

•	DTC (1) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Note and the Issuer fails to appoint a successor depositary or (2) has ceased to be a clearing agency registered under the Exchange Act,

•	the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the notes in the form of Certificated Notes, or

•	there shall have occurred and be continuing an Event of Default under the indenture.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

DESCRIPTION OF OTHER INDEBTEDNESS

Below is a summary of the credit facility, discount notes and warrants, senior notes and convertible notes. It is qualified in its entirety by the terms of the actual agreements that are summarized.

Credit Facility. As of September 30, 2004, the credit facility included:

•	$400.0 million in undrawn revolving loan commitments, against which approximately $26.7 million of undrawn letters of credit were outstanding, maturing on February 28, 2011;

•	a $300.0 million term loan A, which was fully drawn, maturing on February 28, 2011; and

•	a $399.0 million term loan B, which was fully drawn, maturing on August 31, 2011.

The table below shows the principal amortization schedule under the credit facility for the outstanding term loan A and term loan B:

	Payments Due by December 31,
	2004	2005	2006	2007	2008	2009	2010	2011
	(in millions)
Term Loan A			$22.5	$52.5	$60.0	$60.0	$82.5	$22.5
Term Loan B	$1.0	$4.0	$4.0	$4.0	$4.0	$4.0	$4.0	$374.0

The maturity date for term loan A and any outstanding revolving loans will be accelerated to August 15, 2008 and the maturity date for term loan B will be accelerated to October 31, 2008 if (1) on or prior to August 1, 2008, our 9 3/8% senior notes have not been (a) refinanced with indebtedness having a maturity date of February 28, 2012 or later or with loans under the credit facility, or (b) repaid, prepaid, redeemed, repurchased or otherwise retired; and (2) our consolidated leverage ratio (total parent company debt to annualized operating cash flow) at June 30, 2008 exceeds 4.50 to 1.00. If this were to occur, the payments due in 2008 for term loan A and term loan B would be $225.0 million and $386.0 million, respectively.

Our principal operating subsidiaries are the borrowers under the credit facility. Borrowings under the credit facility are subject to compliance with certain financial ratios and operating covenants and other restrictions (including limitations on additional debt, guaranties, use of proceeds from asset sales, dividends and distributions, investments and liens) with which the borrowers and the restricted subsidiaries must comply. Any failure to comply with these covenants would not only prevent the borrowers from being able to borrow additional funds under the revolving loan, but would also constitute a default. They also restrict our ability, as the parent company of the borrowers and guarantors, to incur any debt other than that presently outstanding, certain refinancings of that debt and outstanding debt of our subsidiaries and in certain limited amounts and/or for certain limited purposes. The credit facility also limits the borrowers’ ability to draw down under the revolving loan based on their cash on hand. We and our restricted subsidiaries have guaranteed all of the loans. We have secured the loans by liens on substantially all assets of the borrowers and the restricted subsidiaries and substantially all outstanding capital stock of the borrowers and the restricted subsidiaries.

12.25% Notes and Warrants. In January 2003, ATI issued 12.25% senior subordinated discount notes due 2008 with a principal amount at maturity of $808.0 million. The discount notes will mature on August 1, 2008. No cash interest is payable on the discount notes. Instead, the accreted value of each discount note increases between the date of original issuance and the maturity date at a rate of 12.25% per annum. On or after February 1, 2006, ATI may redeem the discount notes at an initial redemption price equal to 106.125% of the accreted value of the notes redeemed, such price ratably decreasing on February 1 of each following year to 100% of the accreted value in 2008 and thereafter. The indenture governing the discount notes does not contain any mandatory redemption or sinking fund provisions. However, in the event of a change in control of ATI as defined in the indenture governing the discount notes, each holder has the right to require (subject to certain exceptions) that ATI redeem prior to maturity all or part of the discount notes held by such holder, at a price in cash equal to 101% of the accreted value of the discount notes.

The discount notes rank junior in right of payment to all existing and future senior indebtedness of ATI, the sister guarantors (as defined in the indenture relating to the discount notes) and their domestic subsidiaries, structurally senior in right of payment to all of our existing and future indebtedness and pari passu with the ATI 7.25% senior subordinated notes. The discount notes are jointly and severally guaranteed on a senior subordinated basis by us and substantially all of our wholly owned domestic subsidiaries, including the sister guarantors.

As part of the discount notes offering, we issued warrants to purchase an aggregate of 11.4 million shares of our Class A common stock at a price of $0.01 per share. The warrants and the discount notes were originally issued together as 808,000 units, each unit consisting of (1) one discount note of ATI having a principal amount of $1,000 at maturity, and (2) one warrant to purchase 14.0953 shares of our Class A common stock at $0.01 per share. The warrants are exercisable at any time on or after January 29, 2006 and will expire on August 1, 2008. The shares underlying the warrants represented approximately 5.0% of our outstanding common stock as of September 30, 2004 (assuming exercise of all warrants).

As of September 30, 2004, amounts outstanding under the discount notes approximated $395.4 million accreted value ($366.6 million, net of the allocated fair value of warrants of $28.8 million). After giving effect to the “as adjusted” transactions described under “Capitalization”, amounts outstanding would have been approximately $336.9 million accreted value ($312.3 million, net of the allocated fair value of the warrants of $24.6 million).

7.25% Senior Subordinated Notes. In November 2003, ATI completed a private placement of $400.0 million principal amount of 7.25% senior subordinated notes due 2011. The 7.25% senior subordinated notes mature on December 1, 2011 and interest is payable semi-annually in arrears on June 1 and December 1 each year beginning June 1, 2004. Prior to December 1, 2006, ATI may redeem with the net proceeds of certain public equity offerings up to 35% of the 7.25% senior subordinated notes at a redemption price equal to 107.25% of the principal amount of the notes redeemed, plus accrued and unpaid interest. On or after December 1, 2007, ATI may also redeem the 7.25% senior subordinated notes at an initial redemption price equal to 103.625% of the principal amount of the notes redeemed, such price ratably decreasing after December 1 of each following year to 100% of the principal amount in 2009 and thereafter, together with accrued and unpaid interest.

The indenture governing the 7.25% senior subordinated notes does not contain any mandatory redemption or sinking fund provisions. However, in the event of a change in control of ATI as defined in the indenture governing the 7.25% senior subordinated notes, each holder has the right to require (subject to certain exceptions) that ATI redeem prior to maturity all or part of the notes held by such holder, at a price in cash equal to 101% of the principal amount together with accrued and unpaid interest.

The indenture governing the 7.25% senior subordinated notes contains certain restrictive covenants, including restrictions on the ability of ATI, the sister guarantors (as defined in the indenture relating to the 7.25% senior subordinated notes) and the restricted subsidiaries to incur additional debt, pay dividends, make certain investments and use the proceeds from asset sales. The 7.25% senior subordinated notes rank junior in right of payment to all existing and future senior indebtedness of ATI, the sister guarantors (as defined in the indenture relating to the 7.25% senior subordinated notes) and their domestic subsidiaries, including all indebtedness outstanding under the credit facility, are structurally senior in right of payment to all of our existing and future indebtedness and are pari passu with the ATI 12.25% senior subordinated discount notes. The 7.25% senior subordinated notes are jointly and severally guaranteed on a senior subordinated basis by us and substantially all of our wholly owned domestic subsidiaries.

As of September 30, 2004, the total principal amount outstanding under the 7.25% senior subordinated notes was $400.0 million.

9 3/8% Senior Notes. In January 2001, we issued $1.0 billion principal amount of 9 3/8% senior notes. The 9 3/8% senior notes mature on February 1, 2009. Interest on the 9 3/8% senior notes is payable semiannually on February 1 and August 1. Prior to February 1, 2005, we may redeem the 9 3/8% senior notes at a redemption price equal to 100% of the principal amount of the notes redeemed, plus an applicable premium and any accrued and unpaid interest to the redemption date. On or after February 1, 2005, we may redeem the 9 3/8% senior notes at an initial redemption price equal to 104.688% of the principal amount of the notes redeemed, such price ratably decreasing on February 1 of each following year to 100% of the principal amount in 2008 and thereafter, together with accrued and unpaid interest. The indenture governing the 9 3/8% senior notes does not contain any mandatory redemption or sinking fund provisions. However, in the event of a change in control of us as defined in the indenture governing the 9 3/8% senior notes, each holder has the right to require (subject to certain exceptions) that we redeem prior to maturity all or part of the notes held by such holder, at a price in cash equal to 101% of the principal amount together with accrued and unpaid interest. The indenture governing the 9 3/8% senior notes contains certain restrictive covenants, including restrictions on our ability to incur additional debt, guarantee debt, pay dividends, make certain investments and use the proceeds from asset sales.

As of September 30, 2004, we had outstanding an aggregate principal amount of $636.1 million of 9 3/8% senior notes. After giving effect to the “as adjusted” transactions described under “Capitalization,” the total principal amount outstanding would have been approximately $141.9 million.

7.50% Senior Notes. In February 2004, we issued $225.0 million principal amount of 7.50% senior notes due 2012. The 7.50% senior notes mature on May 1, 2012. Interest on the 7.50% senior notes is payable semiannually on May 1 and November 1 beginning May 1, 2004. Prior to February 1, 2007, we may redeem with the net proceeds of certain public equity offerings up to 35% of the 7.50% senior notes at a redemption price equal to 107.5% of the principal amount of the notes redeemed, plus accrued and unpaid interest. On or after May 1, 2008, we may also redeem the 7.50% senior notes at an initial redemption price equal to 103.75% of the principal amount of notes redeemed, such price ratably declining on May 1 of each following year to 100% of the principal amount in 2010 and thereafter, together with accrued and unpaid interest. The indenture governing the 7.50% senior notes does not contain any mandatory redemption or sinking fund provisions. However, in the event of a change in control of us as defined in the indenture governing the 7.50% senior notes, each holder has the right to require (subject to certain exceptions) that we redeem prior to maturity all or part of the notes held by such holder, at a price in cash equal to 101% of the principal amount together with accrued and unpaid interest. The indenture governing the 7.50% senior notes contains certain restrictive covenants, including restrictions on our ability to incur additional debt, guarantee debt, pay dividends, make certain investments and use the proceeds from asset sales.

As of September 30, 2004, the total principal amount outstanding under the 7.50% senior notes was $225.0 million.

7.125% Senior Notes. In October 2004, we issued $300.0 million principal amount of 7.125% senior notes due 2012 at 100%. In December 2004, we issued an additional $200.0 million principal amount of 7.125% senior notes due 2012 at 101.25%. The 7.125% senior notes issued in December 2004 constitute a further issuance of, and form a single series and are fully fungible with, the 7.125% senior notes that we issued in October 2004.

2.25% Convertible Notes. In October 1999, we issued 2.25% convertible notes due 2009 at an issue price of $300.1 million, representing 70.52% of their principal amount at maturity of $425.5 million. We may redeem the 2.25% convertible notes at a redemption price equal to the issue price of the notes plus accrued original issue discount and accrued and unpaid cash interest, in each case calculated through the redemption date. The 2.25% convertible notes are convertible into shares of our Class A common stock at a conversion price of $24.00 per share, subject to antidilution adjustments. In the event of a change in control of us as defined in the indenture governing the 2.25% convertible notes, each holder has the right to require (subject to certain exceptions) that we redeem prior to maturity all or part of the notes held by such holder, at a price in cash equal to the issue price thereof plus accrued original issue discount thereon together with accrued and unpaid interest. The indenture governing the 2.25% convertible notes does not contain any restrictions on the payment of dividends, the incurrence of debt, making investments, using the proceeds from asset sales or the repurchase of our equity securities or any financial covenants. Pursuant to a cash tender offer in October 2003, an aggregate face amount of $104.9 million of our 2.25% convertible notes were tendered in exchange for approximately $84.2 million in cash.

As of September 30, 2004, the total principal amount outstanding under the 2.25% convertible notes was $0.1 million.

5.0% Convertible Notes. In February 2000, we issued 5.0% convertible notes due 2010 in an aggregate principal amount of $450.0 million. The 5.0% convertible notes are convertible into shares of our Class A common stock at a conversion price of $51.50 per share. We may redeem the 5.0% convertible notes at a current redemption price equal to 101.67% of the principal amount of the notes redeemed, such price ratably decreasing on February 15 of each year to 100% of the principal amount in 2006 and thereafter, together with accrued and unpaid interest. The indenture governing the 5.0% convertible notes does not contain any restrictions on the payment of dividends, the incurrence of debt, making investments, using the proceeds from asset sales or the repurchase of our equity securities or any financial covenants.

Holders may require us to repurchase all or any of the 5.0% convertible notes on February 20, 2007 at their principal amount, together with accrued and unpaid interest. We may, subject to certain conditions in the indenture governing the 5.0% convertible notes, elect to pay the repurchase price in cash or shares of Class A common stock or any combination thereof. Additionally, in the event of a change in control of us as defined in the indenture governing the 5.0% convertible notes, each holder has the right to require (subject to certain exceptions) that we redeem prior to maturity all or part of the notes held by such holder, at a price in cash equal to the principal amount thereof together with accrued and unpaid interest.

As of September 30, 2004, the total principal amount outstanding under the 5.0% convertible notes was $275.7 million.

3.25% Convertible Notes. In August 2003, we issued 3.25% convertible notes due 2010 in an aggregate principal amount of $210.0 million. The 3.25% convertible notes are convertible into shares of our Class A common stock at a conversion price of $12.22 per share, subject to antidilution adjustments. The indenture governing the 3.25% convertible notes does not contain any mandatory redemption or sinking fund provisions. However, in the event of a fundamental change (which includes a change of control of us), in each case as defined in the indenture governing the 3.25% convertible notes, each holder has the right to require that we redeem prior to maturity all or part of the notes held by such holder, at a price in cash equal to the principal amount together with accrued and unpaid interest. The indenture governing the 3.25% convertible notes does not contain any restrictions on the payment of dividends, the incurrence of debt, making investments, using the proceeds from asset sales or the repurchase of our equity securities or any financial covenants. On or after August 6, 2008, we may redeem the 3.25% convertible notes at an initial redemption price equal to 100.929% of the principal amount of the notes redeemed, such price ratably decreasing in August of each following year to 100% of the principal amount at maturity. We are also required to pay accrued and unpaid interest as part of all note redemptions.

As of September 30, 2004, the total principal amount outstanding under the 3.25% convertible notes was $210.0 million.

3.00% Convertible Notes. In August 2004, we issued 3.00% convertible notes due 2012 in an aggregate principal amount of $345.0 million. The 3.00% convertible notes are convertible into shares of our Class A common stock at a conversion price of $20.50 per share, subject to antidilution adjustments. If certain fundamental changes occur, we will in certain circumstances increase the conversion rate by a number of additional shares of Class A common stock or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company. The indenture governing the 3.00% convertible notes does not contain any mandatory redemption or sinking fund provisions. However, in the event of a fundamental change (which includes a change of control of us), in each case as defined in the indenture governing the 3.00% convertible notes, each holder has the right to require that we redeem prior to maturity all or part of the notes held by such holder, at a price in cash equal to the principal amount together with accrued and unpaid interest. The indenture governing the 3.00%

convertible notes does not contain any restrictions on the payment of dividends, the incurrence of debt, making investments, using the proceeds from asset sales or the repurchase of our equity securities or any financial covenants. On or after August 20, 2009, we may redeem the 3.00% convertible notes at an initial redemption price equal to 101.125% of the principal amount of the notes redeemed, such price ratably decreasing in August of each following year to 100% of the principal amount at maturity. We are also required to pay accrued and unpaid interest as part of all note redemptions.

As of September 30, 2004, the total principal amount outstanding under the 3.00% convertible notes was $345.0 million.

The 2.25% convertible notes, the 5.0% convertible notes, the 3.25% convertible notes, the 3.00% convertible notes, the 9 3/8% senior notes, the 7.50% senior notes and the 7.125% notes rank equally with each other and are structurally junior to indebtedness of ATI outstanding under the credit facility, the ATI 12.25% senior subordinated discount notes and the ATI 7.25% senior subordinated notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the exchange of old notes for new notes and of the ownership and disposition of the new notes. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, administrative pronouncements, judicial decisions and final, temporary and proposed regulations, all of which are subject to change. Any change could be applied retroactively in a way that could cause the tax consequences to differ from the consequences described below, possibly with adverse effect.

This summary applies only to persons who hold the old notes and the new notes as capital assets within the meaning of Section 1221 of the Code, that is, for investment purposes. This summary does not discuss all aspects of United States federal income taxation that may be relevant to holders in light of their special circumstances or that may be relevant to holders subject to special tax rules. Special rules apply, for example, to banks, thrifts, and other financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts or real estate mortgage investment conduits, financial asset securitization investment trusts, dealers in securities or currencies, persons who hold the notes through a partnership or other pass-through entity, persons subject to alternative minimum tax, persons holding the notes as a part of a hedge, straddle, conversion, constructive sale or other integrated transaction, persons whose functional currency is not the U.S. dollar, or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. This summary also does not discuss any tax consequences arising under the United States federal estate and gift tax laws or the laws of any state, local, foreign or other taxing jurisdiction.

You should consult your own tax advisor concerning the United States federal income tax consequences to you, in light of your particular situation, of the exchange of the old notes for the new notes and the ownership and disposition of the new notes, as well as any consequences arising under United States federal estate and gift tax laws and the laws of any state, local, foreign or other taxing jurisdiction.

As used in this summary, a “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this summary, a “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder.

Tax Consequences to U.S. Holders

Exchange Offer

The exchange of the old notes for the new notes in connection with the exchange offer will not be a taxable sale or exchange. Accordingly:

•	holders will not recognize taxable gain or loss as a result of the exchange;

•	the adjusted tax basis of a new note immediately after the exchange will be the same as the adjusted tax basis of the old note exchanged therefor immediately before the exchange;

•	the holding period of the new note will include the holding period of the old note;

•	the issue price of the new note will equal the issue price of the old note; and

•	any market discount or bond premium applicable to the old notes will carry over to the new notes.

Payments of Interest

Stated interest on a note will be included in a U.S. holder’s gross income as ordinary interest income at the time it is received or accrued, depending on the holder’s method of accounting for United States federal income tax purposes.

Market Discount

If a holder acquires a new note, or purchased an old note which the holder exchanges for a new note, for an amount that is less than its stated redemption price at maturity, the difference will be treated as “market discount,” unless the difference is less than a statutorily defined de minimis amount, and the new note will be subject to the market discount rules. The holder of a new note that is subject to the market discount rules will be required to treat any full or partial principal payment or any gain recognized on the maturity, sale or other disposition of the note as ordinary income, to the extent that the gain does not exceed the accrued market discount on the note. The amount of market discount treated as having accrued will be determined either:

•	on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the note was held by the holder and the denominator of which is the total number of days after the date the holder acquired the note up to, and including, the note’s maturity date, or

•	if the holder so elects, on the basis of a constant rate of compound interest.

The holder of a new note subject to the market discount rules may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest rate method, in lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition. Once made, this election will apply to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If an election is made to include market discount on a debt instrument in income currently, the basis of the debt instrument in the hands of the holder will be increased by the market discount thereon as it is included in income.

A holder that does not elect to include the market discount on a new note in income currently may be required to defer interest expense deductions for a portion of the interest paid on indebtedness incurred or continued to purchase or carry the note, until the maturity of the note, its earlier disposition in a taxable transaction or, if the holder so elects, a subsequent taxable year in which sufficient income exists with respect to the new note.

Amortizable Bond Premium

If a holder purchases a note for an amount in excess of all amounts payable on the note after the purchase date, other than payments of stated interest, the excess will constitute bond premium. In general, a holder may elect to amortize bond premium by offsetting stated interest allocable to an accrual period with the premium allocable to that period on a constant yield basis at the time that the holder takes the interest into account under the holder’s regular method of accounting for U.S. federal income tax purposes. Because the notes are redeemable at our option (see “Description of the Notes—Optional Redemption”), special rules will apply which require a holder to determine the yield and maturity of a note for purposes of calculating and amortizing bond premium by assuming that we will exercise our option to redeem the holder’s note in a manner that maximizes the holder’s yield. If we do not exercise our option to redeem the note in the manner assumed, then solely for purposes of calculating and amortizing any remaining bond premium, the holder must treat the note as retired and reissued on the deemed redemption date for its adjusted acquisition price as of that date. The adjusted acquisition price of the note is the holder’s initial investment in the note, decreased by the amount of any payments, other than qualified stated interest payments, received with respect to such note and any bond premium previously amortized by the holder. The rules regarding amortizable bond premium are complex, and you should consult your tax advisors regarding their application to the notes.

Once made, the election to amortize bond premium on a constant yield method applies to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Exchange, Retirement or Other Taxable Disposition of the New Notes

A holder of a new note will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the note equal to the difference between (a) the amount of cash and the fair market value of any property received (other than amounts representing accrued and unpaid interest) and (b) the holder’s adjusted tax basis in the note. A holder’s adjusted tax basis in a new note generally will equal the cost of the new note or the old note exchanged therefor, increased by any accrued market discount previously included in income and decreased by the amount of any principal payments received with respect to that note and any amortized bond premium.

Subject to the market discount rules discussed above, any gain or loss recognized by a holder on the disposition of a new note generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period is more than one year. For taxable years beginning on or before December 31, 2008, holders who are individuals generally are taxed on long-term capital gains at a maximum marginal rate of 15%, increasing to 20% thereafter. Corporate holders are taxed on long-term capital gains at a maximum marginal rate of 35%. The deductibility of capital losses is subject to limitations.

If a holder sells a note between interest payment dates, a portion of the amount received for the note will reflect accrued interest. The amount is treated as ordinary interest income and not as sale proceeds.

United States Federal Income Tax Consequences to Non-U.S. Holders

The following discussion applies only to non-U.S. holders. This discussion does not address all aspects of United States federal income taxation that may be relevant to non-U.S. holders in light of their special circumstances. For example, special rules may apply to a non-U.S. holder that is a “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company,” and those holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Exchange Offer

The exchange of the old notes for the new notes in the exchange offer will not be a taxable sale or exchange for U.S. federal income tax purposes.

Payments of Interest

Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest on the new notes will not be subject to the 30% United States federal withholding tax provided that:

•	the holder does not own actually or constructively 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the holder is not a controlled foreign corporation related to us through actual or constructive stock ownership;

•	the holder is not a bank whose receipt of interest on the new notes is described in Section 881(c)(3)(A) of the Code; and

•	either (i) the holder provides the holder’s name and address to us or our paying agent on an IRS Form W-8BEN (or other applicable form) and certifies under penalty of perjury that the holder is not a United States person, or (ii) a financial institution holding the notes on the holder’s behalf certifies to us or our paying agent under penalty of perjury that it has received an IRS Form W-8BEN (or other applicable form) from the beneficial owner and provides a copy or, in the case of certain foreign intermediaries, satisfies other certification requirements under the applicable U.S. Treasury regulations.

Special certification requirements apply to certain non-U.S. holders that are entities rather than individuals.

If a holder cannot satisfy the requirements described above, interest payments made to the holder will be subject to the 30% United States federal withholding tax, unless the holder qualifies for a reduced rate of withholding under a tax treaty or the payments are exempt from withholding because they are effectively connected with the holder’s conduct of a trade or business in the United States (and, where a tax treaty applies, are attributable to a United States permanent establishment maintained by the holder) and the holder satisfies the applicable certification and disclosure requirements. In order to claim a reduction in or exemption from the 30% withholding tax under an applicable tax treaty, a holder must provide a properly executed IRS Form W-8BEN (or a suitable substitute form). In order to claim that interest payments are exempt from the withholding tax because they are effectively connected with the holder’s conduct of a trade or business in the United States, the holder must provide an IRS Form W-8ECI (or a suitable substitute form).

Non-U.S. holders are urged to consult their tax advisors regarding the availability of the above exemptions and the procedure for obtaining such exemptions, if available. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

A non-U.S. holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, Retirement or Other Taxable Disposition of the New Notes

Subject to the discussion immediately below concerning effectively connected income and backup withholding, a holder generally will not be subject to U.S. federal income tax on any gain, including gain attributable to market discount, realized on the sale, exchange, retirement or other taxable disposition of a new note unless the holder is an individual who is present in the United States for at least 183 days during the year of disposition of the new note and other conditions are satisfied.

Effectively Connected Income

If a holder is engaged in a trade or business in the United States and the holder’s investment in a new note is effectively connected with that trade or business, the holder will be exempt from the 30% withholding tax on interest payments if a certification requirement, generally on IRS Form W-8ECI, is met. In those cases, a holder will instead generally be subject to regular United States federal income tax on a net income basis on any interest payments and gain with respect to the new notes in the same manner as if the holder were a U.S. holder. In addition, if the holder is a foreign corporation, the holder may be subject to a branch profits tax of 30%, or the lower rate provided by an applicable income tax treaty, on the holder’s earnings and profits for the taxable year that are effectively connected with the holder’s conduct of a trade or business in the United States. If a holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States.

Information Reporting and Backup Withholding

Interest payments, payments in respect to principal on, and proceeds received from the sale of, a new note generally will be reported to U.S. holders and to the IRS, and a backup withholding tax may apply to the payments or proceeds if the U.S. holder fails to furnish the payor with a correct taxpayer identification number or other required certification or the holder has been notified by the IRS that the holder is subject to backup withholding for failing to report interest or dividends required to be shown on the holder’s federal income tax returns. Certain U.S. holders, including generally corporations and tax-exempt entities, are exempt from information reporting and backup withholding.

In general, a non-U.S. holder will not be subject to backup withholding with respect to interest or principal payments on the new notes if such holder has provided the statement described above under “—United States Federal Income Tax Consequences to Non-U.S. Holders—Payments of Interest” and the payor does not have actual knowledge or reason to know that such holder is a United States person. Information reporting on IRS Form 1042-S may still apply to interest payments, however. In addition, a non-U.S. holder generally will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a new note made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that the holder is a United States person or the holder otherwise establishes an exemption. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining those exemptions, if available.

Backup withholding is not an additional tax, and amounts withheld as backup withholding will be allowed as a refund or credit against a holder’s federal income tax liability, as long as the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired old notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make available a prospectus, as amended or supplemented, meeting the requirements of the Securities Act to any broker-dealer for use in connection with those resales.

We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers may sell new notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. A profit on any resale of those new notes and any commissions or concessions received by any those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Palmer & Dodge LLP, Boston, Massachusetts, will pass upon the validity of the new notes for us. Palmer & Dodge LLP will deliver an opinion stating that the new notes will be binding obligations of American Tower Corporation. In rendering its opinion, Palmer & Dodge LLP will rely on the opinion of Cleary, Gottlieb, Steen & Hamilton with respect to matters of New York law. A partner of Palmer & Dodge LLP holds options to purchase 7,200 shares of our Class A common stock at $18.75 per share. Cleary, Gottlieb, Steen & Hamilton provides legal services to American Tower from time to time.

EXPERTS

The consolidated financial statements of American Tower Corporation incorporated in this prospectus by reference from American Tower Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, an Independent Registered Public Accounting Firm, as stated in their report, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, and Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

EXCHANGE AGENT

We have appointed The Bank of New York as exchange agent in connection with the exchange offer. Holders should direct letters of transmittal or notices of guaranteed delivery to the exchange agent as follows:

By Mail, Hand Delivery or Overnight Courier: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attention:	By Facsimile Transmission: The Bank of New York Corporate Trust Operations Reorganization Unit Attention: Phone:

For Information or Confirmation by Telephone: The Bank of New York Corporate Trust Operations Reorganization Unit Attention: Phone:

Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

INFORMATION AGENT

We have appointed The Altman Group, Inc. as information agent in connection with the exchange offer. Holders should direct questions and requests for assistance and additional copies of this prospectus to the information agent as follows:

The Altman Group, Inc.

1275 Valley Brook Avenue

Lyndhurst, NJ 07071

Banks & Brokers call: (201) 460-1200

Note Holders call: (800) 870-0653

Fax: (201) 460-0050

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in Article Sixth of its amended restated certificate of incorporation.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article XII of the Registrant’s By-Laws provides that the Registrant shall indemnify each person who is or was an officer or director of the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

The Registrant has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) See Exhibit Index immediately following the signature pages.

ITEM 22. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 17th day of December, 2004.

AMERICAN TOWER CORPORATION

By:	/s/ JAMES D. TAICLET, JR.
James D. Taiclet, Jr. Chairman, President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of American Tower Corporation, hereby severally constitute and appoint James D. Taiclet, Jr., Bradley E. Singer and William H. Hess and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable American Tower Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES D. TAICLET, JR. James D. Taiclet, Jr.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 17, 2004

/s/ BRADLEY E. SINGER Bradley E. Singer	Chief Financial Officer and Treasurer (Principal Financial Officer)	December 17, 2004

/s/ TIMOTHY F. ALLEN Timothy F. Allen	Senior Vice President, Finance and Controller (Principal Accounting Officer)	December 17, 2004

/s/ RAYMOND P. DOLAN Raymond P. Dolan	Director	December 17, 2004

/s/ CAROLYN F. KATZ Carolyn F. Katz	Director	December 17, 2004

/s/ GUSTAVO LARA Gustavo Lara	Director	December 17, 2004

/s/ FRED R. LUMMIS Fred R. Lummis	Director	December 17, 2004

/s/ PAMELA D. A. REEVE Pamela D. A. Reeve	Director	December 17, 2004

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Delaware on June 4, 1999 (incorporated by reference from Exhibit 3(i) to American Tower Corporation’s Quarterly Report on Form 10-Q (File No. 001-14195) filed on August 16, 1999).

3.2	By-Laws, as amended November 13, 2003, of the Company (incorporated by reference from Exhibit 3.2 to American Tower Corporation’s Annual Report on Form 10-K (File No. 001-14195) filed on March 12, 2004).

4.1	Indenture by and between American Tower Corporation and The Bank of New York, as Trustee, for the 2.25% Convertibles Notes due 2009, dated as of October 4, 1999, including the form of 2.25% Note (incorporated by reference from Exhibit 4.2 to American Tower Corporation’s Registration Statement on Form S-3 (File No. 333-89345) filed on October 20, 1999).

4.2	Indenture, by and between American Tower Corporation and The Bank of New York, as Trustee, for the 5.0% Convertibles Notes due 2010, dated as of February 15, 2000, including form of 5.0% Note (incorporated by reference from Exhibit 4.1 to American Tower Corporation’s Current Report on Form 8-K (File No. 001-14195) filed on February 24, 2000).

4.3	Indenture, by and between American Tower Corporation and The Bank of New York, as Trustee, for the 9 3/8% Senior Notes due 2009, dated January 31, 2001, including the form of 9 3/8% Senior Note (incorporated by reference from Exhibit 4.9 to American Tower Corporation’s Annual Report on Form 10-K (File No. 001-14195) filed on April 2, 2001).

4.4	Indenture, by and between American Towers, Inc. (as successor by merger to American Escrow Corporation) and The Bank of New York, as Trustee, for the 12.25% Senior Subordinated Discount Notes due 2008, dated January 29, 2003, including the form of 12.25% Senior Subordinated Discount Note (incorporated by reference from Exhibit 4.5 to American Tower Corporation’s Annual Report on Form 10-K (File No. 001-14195) filed on March 24, 2003).

4.5	Indenture, dated as of August 4, 2003 by and between the Company and The Bank of New York, as Trustee, for the 3.25% Convertible Notes due 2010, including the form of 3.25% Convertible Note (incorporated by reference from Exhibit 4.3 to American Tower Corporation’s Registration Statement on Form S-3 (File No. 333-109489) filed on October 31, 2003).

4.6	Indenture, by and among American Towers, Inc., the Guarantors named therein and The Bank of New York, as Trustee, for the 7.25% Senior Subordinated Notes due 2011, dated November 18, 2003, including the form of 7.25% Senior Subordinated Note (incorporated by reference from Exhibit 4.6 to American Towers, Inc.’s Registration Statement on Form S-4 (File No. 333-111952) filed on January 15, 2004).

4.7	Indenture, dated as of February 4, 2004, by and between the Company and The Bank of New York, as Trustee, for the 7.50% Senior Notes Due 2012, including the form of 7.50% Senior Note (incorporated by reference to Exhibit 4.8 to American Tower Corporation’s Annual Report on Form 10-K (File No. 001-14195) filed on March 12, 2004).

4.8	Indenture, dated as of August 20, 2004, by and between the Company and The Bank of New York, as Trustee, for the 3.00% Convertible Notes Due August 15, 2012, including the form of 3.00% Convertible Note (incorporated by reference to Exhibit 4.3 to American Tower Corporation’s Registration Statement on Form S-3 (File No. 333-119162) filed on September 21, 2004).

4.9	Indenture, dated as of October 5, 2004, by and between the Company and The Bank of New York, as Trustee, for the 7.125% Senior Notes Due 2012, including the form of 7.125% Senior Note (incorporated by reference to Exhibit 4.1 to American Tower Corporation’s Current Report on Form 8-K (File No. 001-14195) filed on October 5, 2004).

Exhibit Number	Description
4.10	Supplemental Indenture No. 1, dated as of December 6, 2004, by and between the Company and The Bank of New York, as Trustee, supplementing the indenture for the 7.125% Senior Notes Due 2012, dated as of October 5, 2004 (incorporated by reference to Exhibit 4.1 to American Tower Corporation’s Current Report on Form 8-K (File No. 001-14195) filed on December 6, 2004).

5.1	Opinion of Palmer & Dodge LLP.

5.2	Opinion of Cleary, Gottlieb, Steen & Hamilton.

12	Statement Regarding Computation of Ratio of Earnings to Annual Fixed Charges (incorporated by reference to Exhibit 12 to American Tower Corporation’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-119162) filed on November 23, 2004).

23.1	Consent of Independent Registered Public Accounting Firm—Deloitte & Touche LLP.

23.2	Consent of Palmer & Dodge LLP (included in Exhibit 5.1).

23.3	Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit 5.2).

24	Powers of Attorney (included on signature page).

25*	Statement of Eligibility of Trustee of the Bank of New York on Form T-1.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.4	Form of Letter to Registered Holders.

99.5	Form of Letter to Beneficial Holders.

*	To be filed by amendment.